CONFIDENTIAL

Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

between

POSEIDA THERAPEUTICS, INC.

and

XYPHOS BIOSCIENCES, INC.

April 30, 2024

Page

ARTICLE 1 DEFINITIONS 1

ARTICLE 2 GOVERNANCE 20

2.1 JOINT STEERING COMMITTEE 20

2.2 APPOINTMENT OF SUBCOMMITTEES AND PROJECT TEAMS 23

2.3 ALLIANCE MANAGERS 24

ARTICLE 3 GRANT OF RIGHTS 25

3.1 GRANT OF RIGHTS 25

3.2 UPSTREAM LICENSES OBLIGATIONS 26

3.3 EXCLUDED AGREEMENTS 26

3.4 SUBLICENSING 26

3.5 SUBCONTRACTING. 26

3.6 NO OTHER RIGHTS GRANTED 27

3.7 THIRD PARTY RIGHTS 27

3.8 EXCLUSIVITY 27

3.9 CHANGES TO ALLO-T CELLS 28

ARTICLE 4 RESEARCH COLLABORATION 29

4.1 GENERAL 29

4.2 RESEARCH ACTIVITIES 29

4.3 SELECTION OF TAAS AND TMES 30

4.4 RESEARCH PRODUCT DESIGNATION; LICENSED PRODUCT

DESIGNATION 30

4.5 RECORDS 31

ARTICLE 5 DEVELOPMENT AND REGULATORY ACTIVITIES 32

5.1 DEVELOPMENT PLAN 32

5.2 DEVELOPMENT DILIGENCE 32

5.3 DEVELOPMENT RESPONSIBILITIES 32

5.4 REGULATORY AUTHORITY COMMUNICATIONS 32

5.5 REGULATORY COOPERATION 32

5.6 ADVERSE EVENTS 33

5.7 REPORTS 33

5.8 NO GUARANTY OF SUCCESS 33

ARTICLE 6 MANUFACTURING 33

i

(continued)

Page

6.1 MANUFACTURING DURING THE RESEARCH TERM 33

6.2 XYPHOS’ DETERMINATION AT NOMINATION DECLARATION;

SUPPLY OF CLINICAL TRIAL MATERIAL 33

6.3 MANUFACTURING TECH TRANSFER 34

6.4 UPSTREAM PAYMENTS 36

ARTICLE 7 COMMERCIALIZATION 36

7.1 COMMERCIALIZATION GENERALLY 36

7.2 COMMERCIALIZATION DILIGENCE 37

7.3 DISTRIBUTION; CO-PROMOTION 37

7.4 BOOKING SALES 37

7.5 LICENSED PRODUCT TRADEMARK 37

ARTICLE 8 PAYMENTS AND RECORDS 37

8.1 UPFRONT PAYMENT 37

8.2 REIMBURSEMENT OF COSTS 37

8.3 MILESTONES 38

8.4 ROYALTIES 39

8.5 MODE OF PAYMENT; OFFSETS 41

8.6 INDIRECT TAXES 41

8.7 WITHHOLDING TAXES 41

8.8 WITHHOLDING TAX ACTIONS 41

8.9 FOREIGN DERIVED INTANGIBLE INCOME 42

8.10 RECORDS 42

8.11 AUDIT 42

8.12 NO OTHER COMPENSATION 43

ARTICLE 9 INTELLECTUAL PROPERTY 43

9.1 INVENTIONS GENERALLY 43

9.2 OWNERSHIP OF INTELLECTUAL PROPERTY 43

9.3 MAINTENANCE AND PROSECUTION OF PATENTS 45

9.4 ENFORCEMENT OF PATENTS 47

9.5 DEFENSE OF INFRINGEMENT CLAIMS BROUGHT BY THIRD

PARTIES 48

9.6 INVALIDITY OR UNENFORCEABILITY DEFENSE 49

(continued)

Page

9.7 LICENSED PRODUCT TRADEMARKS 50

ARTICLE 10 CONFIDENTIALITY AND NON-DISCLOSURE 50

10.1 CONFIDENTIALITY OBLIGATIONS 50

10.2 EXCEPTIONS 50

10.3 PERMITTED DISCLOSURES 51

10.4 USE OF NAME 52

10.5 PUBLIC ANNOUNCEMENTS 52

10.6 PUBLICATIONS 52

10.7 NOTIFICATION OF BREACH 52

10.8 RETURN OF CONFIDENTIAL INFORMATION 52

10.9 SURVIVAL 53

ARTICLE 11 REPRESENTATIONS AND WARRANTIES 53

11.1 MUTUAL REPRESENTATIONS AND WARRANTIES 53

11.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF

POSEIDA 53

11.3 DEBARMENT 56

11.4 ANTI-CORRUPTION 57

11.5 ADDITIONAL COVENANTS BY POSEIDA 57

11.6 DISCLAIMER 58

ARTICLE 12 INDEMNITY 58

12.1 INDEMNIFICATION BY XYPHOS 58

12.2 INDEMNIFICATION BY POSEIDA 58

12.3 NOTICE OF CLAIM 59

12.4 CONTROL OF DEFENSE 59

12.5 LIMITATION OF LIABILITY 61

ARTICLE 13 TERM AND TERMINATION 61

13.1 TERM 61

13.2 TERMINATION FOR BREACH 61

13.3 OTHER TERMINATION RIGHTS 62

13.4 EFFECTS OF TERMINATION IN ENTIRETY 64

13.5 EFFECTS OF TERMINATION OF PARTIAL TERRITORY 65

(continued)

Page

13.6 EFFECTS OF TERMINATION OF ONE RESEARCH PROGRAM OR

LICENSED PRODUCT 65

13.7 REMEDIES 65

13.8 ACCRUED RIGHTS; SURVIVING OBLIGATIONS 65

ARTICLE 14 MISCELLANEOUS 65

14.1 FORCE MAJEURE 65

14.2 ASSIGNMENT 66

14.3 SEVERABILITY 66

14.4 GOVERNING LAW 67

14.5 DISPUTE RESOLUTION 67

14.6 NOTICES 69

14.7 ENTIRE AGREEMENT; AMENDMENTS 69

14.8 WAIVER AND NON-EXCLUSION OF REMEDIES 69

14.9 ENGLISH LANGUAGE 70

14.10 NO BENEFIT TO THIRD PARTIES 70

14.11 FURTHER ASSURANCE 70

14.12 RELATIONSHIP OF THE PARTIES 70

14.13 PERFORMANCE BY AFFILIATES 70

14.14 COUNTERPARTS; ELECTRONIC EXECUTION 71

14.15 REFERENCES 71

14.16 CONSTRUCTION 71

Page (continued)

SCHEDULES

Schedule 1.73 Terms of Existing Upstream License Agreements

Schedule 1.92 IND-Enabling Data Package

Schedule 4.2.1 Research Plan

Schedule 4.3.1 Reserved TAAs

Schedule 4.3.2 TMEs

Schedule 10.5 Form of Press Release

Schedule 11.2 Poseida Disclosures

Schedule 11.2.1 Poseida Patents

v

COLLABORATION AND LICENSE AGREEMENT

This Research and Collaboration Agreement (this “Agreement”) is made and entered into effective April 30, 2024 (the “Effective Date”) by and between XYPHOS BIOSCIENCES, INC., a Delaware corporation with its principal place of business at 480 Forbes Blvd, South San Francisco, CA 94080, United States (“Xyphos”), and POSEIDA THERAPEUTICS, INC., a Delaware corporation with its principal place of business at 9390 Towne Centre Drive #200, San Diego, CA 92121 (“Poseida”). Xyphos and Poseida are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Poseida and Xyphos are each in the business of discovering, developing, and commercializing pharmaceutical products;

WHEREAS, Poseida owns or controls certain intellectual property rights with respect to allogeneic Allo-T cell therapeutic products in the Field in the Territory;

WHEREAS, Poseida and Xyphos desire to collaborate in the research of certain Allo-T cell therapeutic products, which Xyphos would develop and commercialize; and

WHEREAS, Poseida desires to grant to Xyphos an exclusive license to certain technologies for Xyphos to use and incorporate in the research, development, and commercialization of certain Allo-T cell therapeutic products.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1 “AAA” has the meaning set forth in Section 14.5.2.

1.2 “AAA Rules” has the meaning set forth in Section 14.5.2.

1.3 “ACCEL” means advanced cellular control through engineered ligands technology.

1.4 “ACCEL Platform” means [***].

1.5 “ACCEL Platform Improvement IP” has the meaning set forth in Section 9.2.1(b).

1.6 “ACCEL Platform Improvement Know-How” has the meaning set forth in Section 9.2.1(b).

1.7 “ACCEL Platform Improvement Patents” has the meaning set forth in Section 9.2.1(b).

1.8 “Accounting Standards” means, with respect to a Party, its Affiliates or its or their sublicensees, United States generally accepted accounting principles or International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable, in each case, consistently applied.

1.9 “Action” has the meaning set forth in Section 9.4.1(b).

1.10 “Adverse Event” has the meaning set forth in 21 C.F.R. § 312.32 and generally means any unintended and unfavorable medical occurrence associated with the use of a Licensed Product in a human patient or subject who is administered a Licensed Product, whether or not considered related to such Licensed Product.

1.11 “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.12 “Agreement” has the meaning set forth in the preamble.

1.13 “Alliance Manager” has the meaning set forth in Section 2.3.

1.14 “Allogeneic Cell Therapy” means a pharmaceutical product comprising living cells that are administered to a patient and intended to treat, cure, or prevent solid tumor cancers, in which the living cells that are administered to a patient are collected from donor(s) (and not generated from induced pluripotent stem cells) other than such patient.

1.15 “Allo-T Cell” means [***].

1.16 “Allo-T Platform” means [***].

1.17 “Allo-T Platform Improvement IP” has the meaning set forth in Section 9.2.1(a).

1.18 “Allo-T Platform Improvement Know-How” has the meaning set forth in Section 9.2.1(a)

1.19 “Allo-T Platform Improvement Patent” has the meaning set forth in Section 9.2.1(a)

1.20 “Annual Cap” has the meaning set forth in Section 8.2.

1.21 “Anti-Corruption Laws” has the meaning set forth in Section 11.4.

1.22 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules, regulations, and other pronouncements having the effect of law, in each case, enacted, promulgated, issued, enforced or entered by any Governmental Authority, including any rules, regulations or other requirements of the Regulatory Authorities that may be in effect from time to time during the Term and applicable to a Party or its Affiliates or to such Party’s or its Affiliates’ activities under this Agreement or business, properties or assets.

1.23 “Armoring Platform” means [***].

1.24 “Audited Party” has the meaning set forth in Section 8.11.

1.25 “Bankruptcy Code” has the meaning set forth in Section 13.3.1.

1.26 “Biosimilar Competition” means, on a country-by-country and Licensed Product-by-Licensed Product basis, [***].

1.27 “Biosimilar Product” means [***].

1.28 “BLA” means: (a) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act, or any successor application thereto in the U.S.; or (b) any ex-U.S. counterpart of the application described in foregoing sub-clause (a).

1.29 “Booster Technology” means [***].

1.30 “Breaching Party” has the meaning set forth in Section 13.2.1.

1.31 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, U.S., and Tokyo, Japan, are open for business.

1.32 “CAR” means chimeric antigen receptor.

1.33 “cCAR-based Allogeneic Cell Therapy” means an Allogeneic Cell Therapy that utilizes: [***].

1.34 “Cas-CLOVERTM Gene Editing Technology” means [***].

1.35 “Change of Control” means, with respect to Poseida, any of the following occurs after the Effective Date: (a) a transaction or series of related transactions in which any Third Party becomes the beneficial owner, directly or indirectly, of shares of capital stock or other interests (including partnership interests) of Poseida then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of Poseida representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of Poseida; (b) Poseida enters into an acquisition, reorganization, merger, consolidation or similar transaction with a Third Party and as a result of such transaction the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of Poseida immediately prior to such transaction cease to beneficially own, directly or indirectly, the shares of Voting Stock of Poseida or the surviving entity representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving entity; or (c) the sale or other transfer to a Third Party of all or substantially all of Poseida’s assets.

1.36 “Claims” has the meaning set forth in Section 12.1.

1.37 “Clinical Trial” means any study in which human subjects are dosed or treated that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Licensed Product for one (1) or more indications.

1.38 “Combination Product” means [***].

1.39 “Commercial Milestone Event” has the meaning set forth in Section 8.3.2.

1.40 “Commercial Milestone Payment” has the meaning set forth in Section 8.3.2.

1.41 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of Licensed Products, including activities related to marketing, promoting, distributing, and importing such Licensed Products, and interacting with Regulatory Authorities regarding any of the foregoing. For clarity, Commercialization does not include Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization by itself or through a Third Party, and “Commercialized” has a corresponding meaning.

1.42 “Commercially Reasonable Efforts” means: [***].

1.43 “Competing Product” means [***].

1.44 “Competing Program” has the meaning set forth in Section 3.8.2.

1.45 “Completion” means, with respect to a Clinical Trial, that database lock for such Clinical Trial has occurred.

1.46 “Confidential Information” of a Party means all knowledge of a technical, scientific, business or other nature, including know-how, technology, inventions, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds), biological methodology and trade secrets; (in each case whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed, including information relating to the terms of this Agreement or any Licensed Product, any Exploitation of the Licensed Products, any Know-How with respect thereto developed by or on behalf of a Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party.

1.47 “Confidentiality Agreement” means that certain non-disclosure agreement by and between the Parties, dated [***].

1.48 “Control” means, with respect to any Know-How, Regulatory Documentation, material, Patent, or other intellectual property right existing on or after the Effective Date or during the Term, possession of the right, whether directly or indirectly, and whether by ownership, (sub)license or otherwise (other than by operation of the License granted under Section 3.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Know-How, Regulatory Documentation, material, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such (sub)license or rights, [***].

1.49 “Conventional CAR” means a CAR whose extracellular domain binds directly and specifically to a TAA.

1.50 “Conventional CAR-based Allogeneic Cell Therapy” means an Allogeneic Cell Therapy that utilizes Allo-T Cells engineered to express a Conventional CAR, wherein the Conventional CAR directly and specifically binds only to the applicable TAA, and such binding causes pharmacologically relevant activity.

1.51 “Convicted Individual” or “Convicted Entity” has the meaning set forth in Section 11.3.

1.52 “Cost of Goods” means [***].

1.53 “Cover” means, with respect to a product, that the Development, Manufacture, Commercialization, use or other Exploitation of such product, would, but for a license granted under such Patent, infringe a Valid Claim (or, in the case of a Valid Claim that has not yet been issued, would infringe such Valid Claim if it were to issue) of such Patent in the country in which such activity occurs.

1.54 “Cure Period” has the meaning set forth in Section 13.2.1.

1.55 “DEA” means Drug Enforcement Administration of the United States.

1.56 “Debarred Individual” has the meaning set forth in Section 11.3.

1.57 “Default” means: (a) any material breach; (b) the existence of circumstances or the occurrence of an event that, with the passage of time, the giving of notice, or both, would constitute a material breach; or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time, the giving of notice, or both, would give rise to a right of termination for cause.

1.58 “Determination Period” has the meaning set forth in Section 4.4.2(b).

1.59 “Development” means any and all activities directed to the clinical development of a biopharmaceutical product, including clinical toxicology, Clinical Trials, statistical analysis and report writing, the preparation and submission of INDs and Drug Approval Applications, regulatory affairs with respect to the foregoing, and all other activities necessary, useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, Development does not include Research or Manufacturing. When used as a verb, “Develop” means to engage in Development.

1.60 “Development Milestone Event” has the meaning set forth in Section 8.3.1.

1.61 “Development Milestone Payment” has the meaning set forth in Section 8.3.1. 1.62 “Discontinued TAA” has the meaning set forth in Section 4.4.1.

1.63 “Dispute” has the meaning set forth in Section 14.5.1.

1.64 “Drug Approval Application” means: (a) a BLA; or (b) an application for authorization to market or sell a biopharmaceutical product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S. including with respect to the EU or any EU member state, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area pursuant to the decentralized procedure, mutual recognition or any national approval procedure (in each case, an “MAA”).

1.65 “Effective Date” has the meaning set forth in the preamble hereto.

1.66 “EMA” means the European Medicines Agency or any successor agency in the EU having substantially the same function.

1.67 “EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto; except that for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain, and the United Kingdom, irrespective of whether any such country is a member state of the European Union.

1.68 “EU5” means the following countries: France, Germany, Spain, Italy, and the United Kingdom (irrespective of its status as a member or non-member of the European Union and comprising the territories of England, Wales, Scotland and Northern Ireland).

1.69 “Excluded Claim” has the meaning set forth in Section 14.5.4.

1.70 “Excluded Individual” has the meaning set forth in Section 11.3.

1.71 “Executive Officers” means, with respect to a Party, its President/Chief Executive Officer or his/her designee.

1.72 “Existing Patents” has the meaning set forth in Section 11.2.1.

1.73 “Existing Upstream License Agreements” means the contract(s) or agreement(s) existing at the Effective Date between [***] and any Third Party(ies) pursuant to which [***] has in-licensed or otherwise acquired Control (other than ownership) of any Patent, Know-How, or other intellectual property right [***], including: [***].

1.74 “Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to Research, Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.

1.75 “External Expenses” means [***].

1.76 “FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function.

1.77 “FDA’s Disqualified/Restricted List” has the meaning set forth in Section 11.3.

1.78 “Field” means the prevention prophylaxis, treatment, amelioration, or diagnosis of solid tumor cancers in humans.

1.79 “First Commercial Sale” means, [***].

1.80 “Fiscal Quarter” means each successive period of three (3) calendar months commencing on April 1, July 1, October 1, and January 1, provided, however, that: (a) the first Fiscal Quarter of the Term shall extend from the Effective Date to the end of the first full Fiscal Quarter thereafter, and (b) the last Fiscal Quarter of the Term shall end on the date of termination or expiration of this Agreement.

1.81 “Fiscal Year” means the period beginning on April 1 and ending on March 31 of the following calendar year; provided, however, that: (a) the first Fiscal Year of the Term shall commence on the Effective Date and end on the first March 31 thereafter, and (b) the last Fiscal Year of the Term shall commence on April 1 of the Fiscal Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.82 “Force Majeure” has the meaning set forth in Section 14.1.

1.83 “FTE” means a qualified full-time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of [***] per Fiscal Year of scientific or technical work, or the oversight, management or analysis of scientific or technical work, carried out by one or more duly qualified employees of Poseida. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.84 “FTE Rate” means an initial rate of [***].

1.85 “Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, requirements and procedures for Clinical Trials promulgated or endorsed by the FDA, including the FDA regulations set forth in 21 C.F.R. Parts 11, 50, 54, 56, and 312, and all analogous regulatory guidelines promulgated by the EMA, the ICH, and other Regulatory Authorities, as applicable.

1.86 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 and analogous applicable laws in any other country or jurisdiction and all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant, or complement any of the foregoing.

1.87 “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Parts 210, 211, 601, and 610 as such regulations may be amended from time to time, and analogous applicable laws in any other country and all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant, or complement any of the foregoing.

1.88 “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, bureau, commission, council, legislative body or other instrumentality of: (a) any government of any country or territory, (b) any nation, state, province, region, county, city, or other political subdivision of any of the foregoing, or (c) any supranational body; in each case, including any Regulatory Authority,

1.89 “Identical Allo-T Cell” means, [***].

1.90 “In-Licensed Patents” has the meaning set forth in Section 11.2.1.

1.91 “IND” means: (a) any Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetics Act, filed with the FDA pursuant to 21 C.F.R. Part 312, or any successor application thereof; or (b) any comparable filing(s) outside the U.S. (such as a clinical trial authorization in the EU) necessary to commence Clinical Trials; and in each case, including all supplements, protocols and amendments that may be filed with respect to the foregoing.

1.92 “IND-Enabling Data Package” means the content to be included in the data package delivered to the JSC for selection of the Licensed Product, as further described in Schedule 1.92.

1.93 “IND-Enabling Studies” means studies, including ADME (absorption, distribution, metabolism, and excretion) and GLP toxicology studies, required for the preparation of the CMC (chemistry, manufacturing, and controls) section of the applicable IND, including studies relating to analytical methods and purity analysis, and formulation and Manufacturing development studies.

1.94 “Indemnification Claim Notice” has the meaning set forth in Section 12.3.

1.95 “Indemnified Party” has the meaning set forth in Section 12.3.

1.96 “Indirect Taxes” has the meaning set forth in Section 8.6.

1.97 “Initial Dispute Resolution Period” has the meaning set forth in Section 14.5.1.

1.98 “iNKG2D CAR” means [***].

1.99 “JMC” has the meaning set forth in Section 2.2.

1.100 [***].

1.101 “Joint Other IP” has the meaning set forth in Section 9.2.1(d).

1.102 “Joint Patents” has the meaning set forth in Section 9.3.1(a).

1.103 “Joint Steering Committing” or “JSC” has the meaning set forth in Section 2.1.1.

1.104 “JRC” has the meaning set forth in Section 2.2.

1.105 “Know-How” means all knowledge of a technical, scientific, business and other nature, including know-how, technology, inventions (whether or not patentable), means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., nucleic acid and amino acid sequences, plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.106 “License” has the meaning set forth in Section 3.1.

1.107 “Licensed Product” means any Research Product designated as a Licensed Product in accordance with Section 4.4.2 including all forms, presentations, strengths, doses and formulations (including any method of delivery) and any Modifications thereof, provided that the Licensed Product does not include [***].

1.108 “Licensed Product Designation” has the meaning set forth in Section 4.4.2(b).

1.109 “Licensed Product Designation Date” means the date when the JSC approves a Licensed Product Designation, such that a Research Product becomes a Licensed Product.

1.110 “Licensed Product Trademarks” means the Trademarks to be used by Xyphos for the Commercialization of any Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates).

1.111 “Listing Rules” means the listing rules of any exchange or listing organization on which such Party’s or its Affiliate’s securities are traded or listed.

1.112 “Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees.

1.113 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of a biopharmaceutical product, or any intermediate thereof, including process development, test method development and stability testing, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control. When used as a verb, “Manufacture” means to engage in Manufacturing by itself or through a Third Party.

1.114 “Manufacturing Process Lock” means the lock of the Manufacturing process for a Product immediately before commencement of the first GMP Manufacturing campaign for such Product.

1.115 “Manufacturing Process Lock Notification” has the meaning set forth in Section

6.3.

1.116 “Manufacturing Tech Transfer” has the meaning set forth in Section 6.3.

1.117 “Manufacturing Tech Transfer Completion” means: [***].

1.118 “Manufacturing Tech Transfer Plan” has the meaning set forth in Section 6.3.

1.119 “MicAbody” means [***].

1.120 “Milestone Payments” means Development Milestone Payments and Commercial Milestone Payments.

1.121 “Modifications” means [***].

1.122 “Net Sales” means [***].

1.123 “NKG2D” means Natural Killer G2D Receptor.

1.124 “Nomination Declaration” means, with respect to a Research Product, that: (a) such Research Product has demonstrated sufficient evidence in the therapeutic hypothesis, modality and potential value to justify investment toward an IND as determined in writing by Xyphos’ Candidate Nomination Declaration Committee in accordance with Xyphos’ internal policies and procedures, (b) Xyphos notifies Poseida that it wishes for the Parties to perform the Manufacturing Tech Transfer for such Research Product in accordance with ARTICLE 6, or (c) IND-Enabling Studies are initiated with respect to such Research Product.

1.125 “Non-Breaching Party” has the meaning set forth in Section 13.2.1.

1.126 “Other IP” has the meaning set forth in Section 9.2.1(d)

1.127 “Owned Patents” has the meaning set forth in Section 11.2.1.

1.128 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.129 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)); (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, renewals, substitutions, re-examinations and extensions (including any patent term adjustments, patent term extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.130 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.131 “Phase I Trial” means a Clinical Trial of a Licensed Product with the primary objective of characterizing its safety, tolerability, or pharmacokinetics as described in 21 C.F.R. 312.21(a), as amended from time to time, or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

1.132 “piggyBac® DNA Delivery System” means Poseida’s proprietary transposon-based DNA insertion system comprising a DNA transposon, and a transposase, wherein the transposase is delivered as DNA, protein or mRNA molecule.

1.133 “Pivotal Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that satisfies Sections 1.133.1, 1.133.2 and/or 1.133.3:

1.133.1 Such Clinical Trial: (a) satisfies the requirements of 21 C.F.R. 312.21(c) or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States, and (b) is intended to provide sufficient efficacy data to support Regulatory Approval, without the need of an additional Clinical Trials.

1.133.2 Any other Clinical Trial that the applicable Regulatory Authority has agreed (e.g., pursuant to an agreement with or statement from the FDA or the EMA on a “Special Protocol Assessment” or equivalent or other guidance or minutes issued by the FDA or EMA), prior to the administration of the first dose of the applicable Licensed Product to the third patient participating in such Clinical Trial is intended to provide sufficient efficacy data to support Regulatory Approval without the need for additional Clinical Trials.

1.133.3 If a Clinical Trial does not constitute a Pivotal Trial pursuant to Sections 1.133.1 or 1.133.2 above at the time of the administration of the first dose of the applicable Licensed Product to the third patient participating in such Clinical Trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in an application for Regulatory Approval (including in any supplement to a Regulatory Approval application), then such Clinical Trial shall be deemed a Pivotal Trial and initiation of such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

1.134 “Poseida” has the meaning set forth in the preamble hereto.

1.135 “Poseida Indemnitees” has the meaning set forth in Section 12.1.

1.136 “Poseida Know-How” means, subject to Section 3.8.2(c), all Know-How that is: (a) Controlled by Poseida or any of its Affiliates on or after the Effective Date and at any time during the Term, (b) not generally known, and (c) necessary or reasonably useful for the Exploitation of any Product. [***].

1.137 “Poseida Patents” means, subject to Section 3.8.2(c), all of the Patents that are (a) Controlled by Poseida or any of its Affiliates as of the Effective Date and at any time during the Term, and (b) necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue) for the Exploitation of any Product, or which otherwise Cover any Product. [***].

1.138 “Poseida Reimbursable Research Costs” has the meaning set forth in Section 4.2.2.

1.139 “Poseida Technology” means the Poseida Patents and the Poseida Know-How. 1.140 “Product” means a Research Product and/or a Licensed Product, as applicable. 1.141 “Product-Specific IP” has the meaning set forth in Section 9.2.1(c).

1.142 “Product-Specific Know-How” has the meaning set forth in Section 9.2.1(c). 1.143 “Product-Specific Patents” has the meaning set forth in Section 9.2.1(c).

1.144 “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all Drug Approval Applications, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market the Licensed Products in such country or other jurisdiction (including labeling approval, marketing authorizations and pricing and reimbursement approval where applicable).

1.145 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA or DEA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Products in the Field in the Territory.

1.146 “Regulatory Documentation” means all: (a) Drug Approval Applications, Regulatory Approvals and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes of calls and in-person meetings and official contact reports relating to any communications with any Regulatory Authority) and adverse event files, in each case ((a) and (b)) relating to any Product, the Allo-T Platform or Allo-T Cells.

1.147 “Regulatory Exclusivity” means exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Regulatory Authority with respect to a Licensed Product that confers an exclusive Commercialization period during which Xyphos or its Affiliates or Sublicensees have the exclusive right to market and sell such Licensed Product in such country for a specified period, such as new clinical data exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, reference product exclusivity, or pediatric exclusivity.

1.148 “Replacement TAA” has the meaning set forth in Section 4.4.1. 1.149 “Requesting Party” has the meaning set forth in Section 8.11.

1.150 “Research” means any and all activities directed to the research or pre-clinical development of a biopharmaceutical product, including the characterization, design, discovery, generation, identification, conduct of non-clinical or pre-clinical studies, optimization, formulation, or profiling of a biopharmaceutical product. For clarity, Research does not include Development or Manufacturing.

1.151 “Research Activities” has the meaning set forth in Section 4.2.1. 1.152 “Research Costs” has the meaning set forth in Section 4.2.2. 1.153 “Research Plan” has the meaning set forth in Section 4.2.1.

1.154 “Research Product” means [***].

1.155 “Research Program” has the meaning set forth in Section 4.1.

1.156 “Research Term” means, on a Research Program-by-Research Program basis, that portion of the Term commencing upon the adoption of the Research Plan by the JSC and ending on the earlier of: [***].

1.157 “Reserved TAA” has the meaning set forth in Section 4.3.1(a). 1.158 “Royalty Payments” has the meaning set forth in Section 8.4.1.

1.159 “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the time period commencing on the First Commercial Sale of a Licensed Product in a country and continuing until the latest of: (a) expiration of the last Valid Claim Covering such Licensed Product in such country, (b) expiration of any Regulatory Exclusivity for such Licensed Product in such country or (c) [***] following such First Commercial Sale of such Licensed Product in such country.

1.160 “Safety Switch” means Poseida’s proprietary [***].

1.161 “Selection Period” means [***].

1.162 “Segregation” has the meaning set forth in Section 3.8.2(a). 1.163 “Specified Studies” has the meaning set forth in Section 4.2.2. 1.164 “Subcommittee” has the meaning set forth in Section 2.2.

1.165 “Sublicensee” means a Third Party to which Xyphos or any of its Affiliates has granted a sublicense under the grant in Section 3.4.

1.166 “TAA” means a single specific naturally occurring human tumor-associated antigen.

1.167 “TAA-MicAbody” means a MicAbody that binds specifically to the applicable TAA.

1.168 “TAA Replacement Notice” has the meaning set forth in Section 4.4.1.

1.169 “Technical Update” has the meaning set forth in Section 6.3.5.

1.170 “Term” has the meaning set forth in Section 13.1.1.

1.171 “Territory” means the entire world.

1.172 “Third Party” means any Person other than a Party or a Party’s Affiliate.

1.173 “Third Party IP Claim” has the meaning set forth in Section 9.5.

1.174 “TME” means a single specific naturally occurring human antigen associated with a tumor microenvironment.

1.175 “TME-MicAbody” means a MicAbody that binds specifically to the applicable TME.

1.176 “Tox Study Completion” means, on a Research Product-by-Research Product basis, the completion of the Poseida-run genotoxicity and toxicity studies listed in Schedule 1.92 for such Research Product and the delivery of final reports for such studies.

1.177 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.178 “TSCM” means Poseida’s proprietary [***].

1.179 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.180 “Valid Claim” means a claim of: (a) an issued and unexpired (x) Poseida Patent or (y) Product-Specific Patent for which Poseida or its Affiliates, or their respective employees, personnel or service providers were an inventor or joint-inventor, which in either case (x) or (y), [***] has not (i) expired or been canceled, (ii) been revoked, or declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction or by a legal opinion of a jointly chosen law firm, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise or (iv) been abandoned, and (v), [***] or (b) a pending application of (x) a Poseida Patent or (y) a Product-Specific Patent for which Poseida or its Affiliates, or their respective employees, personnel or service providers were an inventor or joint-inventor, which in either case (x) or (y), [***] and (II) such application has not been pending for more than [***] from the earliest priority date and which claim has not been revoked, cancelled, withdrawn, held invalid by any applicable governmental authority or court (from which no appeal is or can be taken), or abandoned (without the possibility of refiling).

1.181 “Voting Stock” has the meaning set forth in Section 1.35.

1.182 “Withholding Amount” has the meaning set forth in Section 8.7. 1.183 “Withholding Party” has the meaning set forth in Section 8.7. 1.184 “Xyphos Indemnitees” has the meaning set forth in Section 12.2.

1.185 “Xyphos Know-How” means all Know-How that is: (a) Controlled by Xyphos or any of its Affiliates on or after the Effective Date, (b) not generally known, and (c) necessary for Poseida to conduct activities allocated to it under the applicable Research Plan. [***].

1.186 “Xyphos Materials” means [***].

1.187 “Xyphos Patents” means all of the Patents that are: (a) Controlled by Xyphos or any of its Affiliates on or after the Effective Date, and (b) necessary for Poseida, its Affiliates or subcontractors to conduct activities allocated to them under the applicable Research Plan. [***].

1.188 “Xyphos Subcontractor” has the meaning set forth in Section 3.5.1.

1.189 “Xyphos Technology” means, collectively, the Xyphos Patents and the Xyphos Know-How. [***].

ARTICLE 2
GOVERNANCE

2.1 Joint Steering Committee.

2.1.1 Formation and Composition. The Parties will establish a Joint Steering Committee (“JSC”) within [***] of the Effective Date. The JSC will have [***] representatives from each Party (or such other equal number of representatives as the Parties may mutually agree) to oversee the Research Programs. The JSC will seek to reach decisions by unanimous consensus with each Party having [***]. From time to time, each Party may add or substitute one (1) or more of its representatives to the JSC on written notice to the other Party (which may be by email). Neither Party may appoint any representative to the JSC that is not an employee of such Party or one of its Affiliates without the prior written consent of the other Party (which may be by e-mail). The JSC will be co-chaired by one (1) representative of Xyphos and one (1) representative of Poseida.

2.1.2 Meetings. The JSC will hold periodic meetings (at least quarterly), provided that either Party may request a meeting of the JSC at any time upon [***] notice to the other Party, with the understanding that the other Party will use [***] to comply with such request, but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request despite using [***] to conduct a JSC meeting as promptly as practicable. JSC meetings may be conducted by telephone, videoconference (or other similar technologies), or in person as determined by the JSC members. A quorum of the JSC shall exist whenever there is present at a meeting at least [***] JSC member appointed by each Party. Each Party may, subject to the other Party’s prior written consent, which may be by e-mail (not to be unreasonably withheld, conditioned, or delayed), invite (a) employee(s) of such Party to attend meetings as non-voting observers, or (b) consultant(s) of such Party; provided that in each case ((a) or (b)), prior to attending any such meeting, such employees or consultants shall be bound by obligations of confidentiality, non-disclosure, and non-use no less restrictive than those set forth in ARTICLE 10 and obligations as to ownership of inventions and data consistent with those set forth in this Agreement; provided, further that any JSC meetings that includes employees or consultants of either Party may, at the request of any JSC member, include a closed session consisting of only JSC members.

2.1.3 Agenda and Minutes. No fewer than [***] prior to each JSC meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with all appropriate information with respect to such proposed agenda items. Discussion of interim results under the

Research Programs will be included in the agenda of each JSC meeting. The Alliance Managers shall prepare and circulate to all members of the JSC for review draft minutes of each JSC meeting within [***] after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of decisions made by the JSC, a list of action items made by the JSC, and a list of material issues not resolved by the JSC. The Parties shall approve in writing (which may be by email) the minutes of each meeting promptly.

2.1.4 Specific Responsibilities. The JSC shall:

(a) approve the initial Research Plan for the second Research Program;

(b) review and approve any updates or amendments to the Research Plans for each Research Program;

(c) oversee the Research Activities for each Research Program;

(d) select the first TAA and second TAA, and if applicable, any replacement TAA from the list of Reserved TAAs;

(e) subject to Section 4.4.2, approve the designation of any Research Product as a Licensed Product;

(f) review and approve [***];

(g) establish a joint manufacturing Subcommittee to prepare a Manufacturing Tech Transfer Plan for approval by the JMC, oversee the Manufacturing Tech Transfer and the activities under the Manufacturing Tech Transfer Plan pursuant to ARTICLE 6, and to receive updates regarding any material changes to the Cost of Goods in respect of any supplies made under this Agreement;

(h) confirm completion of the comparability protocol final report in connection with the Manufacturing Tech Transfer, or shall procure that the JMC does so;

(i) establish, dissolve, and oversee Subcommittees, as appropriate, to carry out its functions and resolve any Disputes that arise in such Subcommittees. At the Effective Date, the Parties have identified a need for a joint manufacturing Subcommittee and joint research Subcommittee, who would each oversee their related activities and report their findings to the JSC, as further set out in Section 2.2; and

(j) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.1.5 JSC Final Decision-Making.

(a) If the JSC cannot, or does not, reach consensus on an issue, then the Dispute shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If the Executive Officers are not able to agree on the resolution of any such issue within [***] after such issue was first referred to them, then:

(i) With respect to [***], such Dispute shall be finally and definitively resolved by [***]; and

(ii) with respect to [***] shall be resolved pursuant to Section 14.5.

2.1.6 Limitation on Authority. The JSC shall have only such powers as are specifically delegated to it under this Agreement or by express mutual agreement of the Parties, and for clarity the JSC shall not have any authority or ability to: (a) modify, amend or waive the terms or conditions of this Agreement; or (b) make any decision that, under the terms of this Agreement, requires Xyphos’ or Poseida’s consent, approval, or agreement; or the consent, approval, or agreement of both Parties.

2.1.7 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and representatives to attend meetings of, and otherwise participate in, the JSC.

2.1.8 Dissolution of the JSC. With respect to each Licensed Product, the JSC’s responsibilities shall terminate automatically upon the earlier to occur of: [***]. Thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement, and decisions of the JSC, if any, shall be decisions as between the Parties, with [***].

2.2 Appointment of Subcommittees and Project Teams. The JSC shall: (a) form a

Joint Research Committee (“JRC”) within [***] of the Effective Date to delegate its responsibilities to oversee the Parties’ activities under each Research Plan; (b) form a Joint Manufacturing Committee (“JMC”), as necessary, to delegate its responsibilities to oversee the development, improvement, or validation and performance of the Manufacturing process for each Research Program and to coordinate and oversee the Manufacturing Tech Transfer; and (c) be empowered to create such subcommittees of itself and project teams as it may deem appropriate or necessary each ((a) through (c)), a (“Subcommittee”).

2.2.1 Membership. The Parties, through their respective Alliance Managers, shall align on membership of each Subcommittee ensuring that representatives are appropriate for the task then being undertaken, in terms of their seniority, function in their respective organizations, training and experience. The Subcommittee will be co-chaired by one (1) representative of Xyphos and one (1) representative of Poseida. From time to time, each Party may substitute one (1) or more of its representatives to each Subcommittees on written notice to the other Party (which may be by email).

2.2.2 Meetings. The Subcommittee will hold periodic meetings (at least quarterly), provided that either Party may request a meeting of the Subcommittee at any time upon [***] notice to the other Party, with the understanding that the other Party will use [***] to comply with such request, but such other Party will not be in breach of this Agreement in the event that it is unable to comply with such request despite using [***] to conduct a Subcommittee meeting as promptly as practicable. Subcommittee meetings may be conducted by telephone, videoconference (or other similar technologies), or in person as determined by the Subcommittee members. A quorum of the Subcommittee shall exist whenever there is present at a meeting at least [***] Subcommittee member appointed by each Party. Each Party may, subject to the other Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), invite: (a) employee(s) of such Party to attend meetings as non-voting observers, or (b) consultant(s) of such Party; provided that in each case ((a) or (b)), prior to attending any such meeting, such employees or consultants shall be bound by obligations of confidentiality, non-disclosure, and non-use no less restrictive than those set forth in ARTICLE 10 and obligations as to ownership of inventions and data consistent with those set forth in this Agreement; provided, further that any Subcommittee meetings that includes employees or consultants of either Party may, at the request of any Subcommittee member, include a closed session consisting of only Subcommittee members.

2.2.3 Agenda and Minutes. No fewer than [***] prior to each Subcommittee meeting, and in any event as soon as reasonably practicable, each Party shall use good faith efforts to disclose to the other Party any proposed agenda items together with all appropriate information with respect to such proposed agenda items. The Alliance Managers (or an appropriate member from a Party as may be agreed to by the other Party) of the Parties shall prepare and circulate to all members of the Subcommittee for review draft minutes of each Subcommittee meeting within [***] after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting, a list of decisions made by the Subcommittee, a list of action items made by the Subcommittee, and a list of material issues not resolved by the Subcommittee. The Parties shall approve in writing (which may be by email) the minutes of each meeting promptly.

2.2.4 Subcommittee Decision-Making. From the date of its creation until its dissolution, pursuant to Section 2.1.4(i), each Subcommittee shall oversee the matters delegated to it by the JSC and reach decisions by unanimous consensus with each Party having [***]. If a Subcommittee is not able to reach consensus on any matter within its purview at a meeting or such longer period as the applicable Subcommittee members agree, the matter shall be referred to the JSC, which shall resolve such matter in accordance with Section 2.1.5.

2.2.5 Subcommittee Dissolution. The JSC shall determine the date of dissolution of Subcommittees pursuant to Section 2.1.4(i), except that with respect to each Research Product or Licensed Product (a) the JRC shall not be dissolved before the completion of all Research Activities under all Research Plans, and (b) the JMC shall not be dissolved before the Completion of the Phase I Trial for a Licensed Product for the last remaining Research Program.

2.3 Alliance Managers. Promptly following the Effective Date, each Party shall designate one or more individuals to act as the primary business contact for such Party for matters related to this Agreement (such Party’s “Alliance Manager”), unless another contact is designated by the Parties for a particular purpose. The Alliance Managers shall promote communication and collaboration between the Parties, ensure appropriate decision making, and assist in the resolution of potential and pending issues and potential Disputes in a timely manner. The Alliance Managers may attend all meetings of the committees and teams contemplated herein as non-voting participants. Either Party may replace its Alliance Manager at any time by notifying the other Party’s Alliance Manager in writing (which may be by email).

ARTICLE 3

GRANT OF RIGHTS

3.1 Grant of Rights.

3.1.1 License Grants to Xyphos.

(a) Research Product. During the Research Term [***], Poseida hereby grants to Xyphos an exclusive non-transferable (except as permitted pursuant to Section 14.2), worldwide, royalty-free license (or sublicense), with the right to grant sublicenses through multiple tiers (in accordance with Section 3.4), under the Poseida Technology solely for Xyphos to conduct those activities assigned to Xyphos under the Research Plan for each Research Program.

(b) Licensed Product. Poseida hereby grants to Xyphos, effective upon the Licensed Product Designation Date for each Research Program, an exclusive (including with regards to Poseida), non-transferable (except as permitted pursuant to Section 14.2), worldwide and royalty-bearing license (or sublicense), with the right to grant sublicenses through multiple tiers (in accordance with Section 3.4), under the Poseida Technology, in each case, to Research, Develop and Commercialize and otherwise Exploit (other than Manufacture) such Licensed Product in the Field in the Territory. Notwithstanding the foregoing, such license excludes the right to use, incorporate or practice any of the Poseida Technology in whole or in part in products other than the Licensed Products.

(c) Manufacturing. Poseida hereby grants to Xyphos, effective upon the date of the Manufacturing Tech Transfer Completion for a Product, an exclusive, non-transferable (except as permitted pursuant to Section 14.2), worldwide, royalty-bearing license (or sublicense), with the right to grant sublicenses through multiple tiers (in accordance with Section 3.4), under the Poseida Technology, to Manufacture and have Manufactured the Products in the Field in the Territory.

3.1.2 License Grant to Poseida. During the Research Term, Xyphos hereby grants to Poseida a non-exclusive, non-transferable (except as permitted pursuant to Section 14.2), non-sublicensable (except as set out in Section 3.5.2), worldwide, royalty-free license, under the Xyphos Technology solely for Poseida to conduct those activities assigned to it under the Research Plan and any Manufacturing obligations under ARTICLE 6, for each Research Product in the Field in the Territory.

3.2 Upstream Licenses Obligations. [***].

3.3 Excluded Agreements. Notwithstanding anything to the contrary herein, the licenses granted by Poseida hereunder do not grant to Xyphos rights or licenses under [***].

3.4 Sublicensing. Xyphos shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses granted under Section 3.1.1 to any of its Affiliates and other Persons without the prior consent of Poseida; provided that (a) any such sublicense agreements shall be in writing and comply with terms consistent with the terms and conditions of this Agreement, (b) Xyphos informs Poseida about on-going negotiations with a potential Sublicensee, (c) Xyphos provides to Poseida a copy of the sublicense agreements entered into with each Sublicensee promptly, and in any event within [***], after such sublicense being entered into, which may be redacted to remove sensitive information that is not necessary for Poseida to determine Xyphos’ compliance with the terms and conditions of this Agreement, and (d) Xyphos shall remain responsible for the performance of all of its sublicensees to the same extent as if such activities were conducted by Xyphos, and Xyphos shall remain responsible for any payments due to Poseida under this Agreement with respect to the activities of any sublicensees.

3.5 Subcontracting.

3.5.1 Xyphos shall have the right to subcontract any or all of its obligations under this Agreement without the prior consent of Poseida solely to service providers acting on behalf and for the benefit of Xyphos (each, a “Xyphos Subcontractor”) and grant a sublicense to such Xyphos Subcontractor solely to the extent necessary to perform such activities; provided that any subcontract entered into by Xyphos will not relieve Xyphos of any obligations delegated thereunder.

3.5.2 Poseida shall have the right to subcontract any or all of its obligations under this Agreement to the extent that the activities to be subcontracted are identified in the applicable Research Plan as being eligible for subcontracting and the subcontractor is either identified in the applicable Research Plan or is otherwise approved by Xyphos in writing. Where Poseida appoints a subcontractor, it shall have the right to grant a sublicense under the license granted in Section 3.1.2 to such subcontractor solely to the extent necessary to enable such subcontractor to perform such activities; provided that any such subcontract entered into by Poseida will not relieve Poseida of any obligations delegated thereunder.

3.6 No Other Rights Granted. Except as expressly provided herein, no Party grants any other right or license, including any rights or licenses to any Patents, Know-How, regulatory documentation, any corporate names, Trademarks, or logos owned or used by such Party or any of its Affiliates, or any other Patent or intellectual property rights not otherwise expressly granted herein, whether by estoppel, implication or otherwise. Xyphos shall not, nor shall it permit any of its Affiliates or Sublicensees to, practice any Patents, Know-How or other intellectual property rights licensed to it by Poseida outside the scope of the licenses granted to it under this Agreement. For clarity, with respect to each Product, the licenses granted to Xyphos in Section 3.1.1 exclude any right to use the Allo-T Cell or any component of the Allo-T Platform for any purpose other than for such Product. Notwithstanding the foregoing, to the extent required by Applicable Law in a country or other jurisdiction in the Territory, the promotional materials, packaging, and product labeling used by Xyphos and its Affiliates in connection with the Licensed Products in such country or other jurisdiction shall contain: (a) the corporate name of Poseida (and to the extent required by Applicable Laws, Poseida hereby grants Xyphos a non-exclusive license, with the right to sublicense, to use Poseida’s name), and (b) the logo and corporate name of the manufacturer (if other than Xyphos or an Affiliate), in each case (a) and (b), subject to Poseida’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Further, notwithstanding the licenses granted to Xyphos in Section 3.1.1, Poseida reserves on behalf of itself and its subcontractors appointed in accordance with Section 3.5.2, all rights necessary or reasonably useful to allow Poseida to perform its obligations under this Agreement, including the performance of all Research Activities.

3.7 Third Party Rights. If either Party desires to obtain a license to any Patent, Know-How, or other intellectual property right of a Third Party in any country in the Territory that is necessary or reasonably useful to exploit a Licensed Product in any country in the Territory, then [***].

3.8 Exclusivity.

3.8.1 General.

(a) During [***], Poseida shall not, directly or indirectly, by itself or through any Affiliates or any other Person, [***].

(b) During the [***], Poseida shall not directly or indirectly, by itself or through any Affiliate or any other Person, [***].

(c) For clarity, Poseida shall have no exclusivity obligations with respect to [***].

3.8.2 Exception for Change of Control. Notwithstanding anything to the contrary in Section 3.8.1:

(a) [***];

(b) [***]; and

(c) [***].

3.9 Changes to Allo-T Cells. Xyphos [***].

ARTICLE 4

RESEARCH COLLABORATION

4.1 General. Subject to the terms and conditions of this Agreement, the Parties will collaborate on two (2) research programs as identified in Section 4.2 below, [***] (each, a “Research Program”). Each Research Program will be in respect of one (1) Research Product and will have the goal of Developing such Research Product into one (1) Licensed Product. [***].

4.2 Research Activities.

4.2.1 Research Plans. Attached hereto as Schedule 4.2.1 is the research plan for the initial Research Program. The initial research plan shall be amended within [***] of the TAA being selected for the initial Research Program, solely to reflect changes required based on the TAA selection. The research plan for the second TAA shall be prepared by the Parties and submitted to the JSC for approval within [***] after the JSC’s selection of such TAA (each, a “Research Plan”). Each Research Plan includes (or will include) the activities of each Party with respect to each Research Product, an estimated timeline for completion of those activities by each Party and, with respect to the activities conducted by Poseida, an estimated budget of external and internal costs (any Research or Manufacture activity performed under a Research Plan or at the direction of the other Party in furtherance thereof, a “Research Activity”).

Subject to the terms and conditions of this Agreement, each Party shall use Commercially Reasonable Efforts to perform and complete the Research Activities allocated to such Party in accordance with the timelines set forth in the Research Plan and in compliance with Applicable Laws. If the Research Plan for the second TAA is not agreed within [***] of the Effective Date, or if a Research Plan is terminated, [***].

4.2.2 Research Costs. Poseida shall be solely responsible for the first USD six million ($6 million) of External Expenses and internal expenses at the FTE Rate incurred by Poseida in conducting Research Activities; provided that [***]. In the event the Parties amend the Research Plan for the initial Research Program with respect to the Specified Studies, then notwithstanding Section 2.1.5(a), the Parties shall mutually agree on [***]. The Parties agree and acknowledge that the upfront payment set out in Section 8.1 includes funding that Poseida is obligated to use for the purpose of conducting activities under the Research Plans, and that USD six million ($6 million) of such upfront payment is a reimbursement for the performance of such activities by Poseida. Xyphos shall reimburse Poseida for its External Expenses and internal expenses at the FTE Rate for all Research Activities [***] incurred by Poseida, provided that [***] in accordance with Section 8.2. If any of the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

4.2.3 Amendments to Research Plans. Each Research Plan shall be amended by the JSC in accordance with the decision-making rights set forth in Section 2.1.5.

4.2.4 Reports. Each Party shall provide the JSC with written reports or presentations summarizing the performance and results of the Research Program at each JSC meeting or as otherwise agreed between the Parties. Each report or presentation shall cover, in a manner consistent with such Party’s customary internal procedures for preparing such reports, the Research Program activities relating to the Research Product conducted by or on behalf of such Party since the previous JSC meeting, including a summary of results, information and data generated and any activities planned with respect to the Research Program going forward.

4.3 Selection of TAAs and TMEs.
4.3.1 TAAs.

(a) Each TAA used in the Research Programs shall be selected from the mutually agreed upon pool of TAAs set forth in Schedule 4.3.1 (“Reserved TAAs”).

(b) The initial TAA for a Research Program shall be selected by the JSC within [***] of the Effective Date. The second TAA for the second Research Program shall be selected by the JSC within [***] of the Effective Date (or such other date as mutually agreed upon by the Parties in writing).

4.3.2 TMEs. On a Research Program-by-Research Program basis, [***] the Parties may decide to add a TME-MicAbody into such Research Program, if any, in which case such initial Research Plan shall include reference to the applicable TME, which shall be selected by the Parties from the mutually agreed upon pool of TMEs set forth in Schedule 4.3.2. [***].

4.4 Research Product Designation; Licensed Product Designation.

4.4.1 Research Product Designation. At any time during the Selection Period, [***] for each Research Program, Xyphos may notify Poseida in writing that it intends to replace the applicable existing TAA with a new TAA that is a Reserved TAA and the identity of such proposed new TAA (each such notice, a “TAA Replacement Notice”). Within [***] following the delivery of the TAA Replacement Notice, the Parties shall collaborate in good faith to prepare and discuss an amended Research Plan (including an applicable budget) for such new TAA that was a Reserved TAA (a “Replacement TAA”) for submission to the JSC for approval. Upon JSC approval of an amended Research Plan for such Replacement TAA: (a) such Replacement TAA shall become a new TAA for such Research Program, in each case, subject to the terms and conditions of this Agreement; (b) no Party shall have any further obligation under the prior Research Plan with respect to the TAA that is no longer applicable (the “Discontinued TAA”) and the Discontinued TAA shall no longer be deemed a TAA or a Reserved TAA, respectively, under this Agreement; and (c) all licenses and rights granted under this Agreement in connection with the Discontinued TAA shall immediately terminate.

4.4.2 Licensed Product Designation.

(a) On a Research Program-by-Research Program basis, prior to the end of the Research Term for a particular Research Program, and within [***] from completion of the activities to generate an IND-Enabling Data Package set out in the applicable Research Plan, the Parties shall use Commercially Reasonable Efforts to provide to the JSC, at least [***] prior to the applicable JSC meeting, the IND-Enabling Data Package generated under the applicable Research Plan for a meeting where the JSC shall determine whether to designate a Research Product as a Licensed Product.

(b) The JSC shall promptly (and in any event within [***] after the receipt of the IND-Enabling Data Package (such period, the “Determination Period”)) (i) discuss and evaluate the IND-Enabling Data Package, and (ii) determine whether to designate such Research Product as a Licensed Product (a “Licensed Product Designation”).

(c) During the Determination Period, and solely to the extent reasonably necessary for the JSC to determine whether to designate a Research Product as a Licensed Product, the JSC may provide a Party with written notice requesting from such Party reasonable additional information (including, as mutually agreed, the underlying information used to create the IND-Enabling Data Package, such as data listings, data sets and programs used for the analyses collected by such Party in the course of conducting Research Activities pursuant to the Research Plan) with respect thereof. Such Party shall use [***] to promptly provide such information (only to the extent such information is in such Party’s possession and Control and in the form in which such information is maintained by such Party) and the time and costs incurred in preparing and providing such information shall be [***].

(d) If a Research Product is not designated as a Licensed Product within [***] after the expiration of the Research Term, or at a later date as the Parties mutually agree in writing, then the Research Plan and this Agreement shall terminate with respect to such Research Product and the applicable Research Program and TAA, and Xyphos shall have no right to Develop, Commercialize or otherwise Exploit such non-designated Research Product.

4.5 Records. Each Party shall, and shall use Commercially Reasonable Efforts to require its permitted subcontractors to, maintain complete and accurate records of all Research Activities performed, which records shall be maintained in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes and in accordance with Applicable Laws. Each Party shall document all IND-Enabling Studies in formal written study records according to Applicable Laws, including national and international guidelines such as ICH, GCP, GLP and GMP. Each Party shall have the right to review and copy such records maintained by the other Party with respect to the Research Program at reasonable times, as reasonably requested by a Party.

ARTICLE 5

DEVELOPMENT AND REGULATORY ACTIVITIES

5.1 Development Plan. Promptly after [***], Xyphos shall prepare a written plan for the Research and Development of each Licensed Product (each a “Development Plan”), and provide such Development Plan to Poseida, together with [***] to such Development Plan. Each Development Plan shall include an overview of the planned activities and timelines with respect to the Research and Development of the Licensed Product in the Field in the Territory, including material interactions with, and submissions to, Regulatory Authorities with respect to a Licensed Product, the timelines of conducting Clinical Trials and expected date of receipt of Regulatory Approval. Xyphos may amend each Development Plan from time to time at its sole discretion and, if such amendments are made, Xyphos shall promptly provide a copy of such amendment to Poseida.

5.2 Development Diligence. Xyphos (directly, or with or through one or more of its Affiliates, Sublicensees or contractors) shall use Commercially Reasonable Efforts to Develop (including with respect to obtaining and maintaining Regulatory Approvals) [***], consistent with the applicable Development Plan.

5.3 Development Responsibilities. Xyphos (directly, or with or through one or more of its Affiliates, Sublicensees or contractors) shall have the sole right [***] to Develop Licensed Products, including seeking, preparing, obtaining, and maintaining Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, including appropriate state and federal licenses or registrations, and for conducting communications with the Regulatory Authorities, for the Licensed Products in the Field in the Territory (which shall include filings of INDs, MAAs and other filings or communications with the Regulatory Authorities). All Regulatory Approvals for the Licensed Products in the Field in the Territory shall be owned by, and shall be held in the name of, Xyphos or its Affiliates, and Xyphos or its Affiliates shall own all right, title and interest in and to all such Regulatory Approvals and all Regulatory Documentation that it generates for Licensed Products. Xyphos shall have the sole right and discretion to initiate any recall, market suspension, or market withdrawal of a Licensed Product in the Territory.

5.4 Regulatory Authority Communications. With respect to any Licensed Product:

(a) Xyphos shall have the sole and exclusive right to correspond and communicate with Regulatory Authorities regarding the Licensed Products; (b) unless required by Applicable Law, Poseida, its Affiliates, and its and their subcontractors shall not correspond or communicate with Regulatory Authorities regarding the Licensed Products without first obtaining the prior written consent of Xyphos; and (c) if Poseida, any of its Affiliates, or any of its or their subcontractors receives any correspondence or other communication from a Regulatory Authority regarding the Licensed Products, Poseida shall provide Xyphos with access to or copies of all such material written or electronic correspondence promptly after its receipt.

5.5 Regulatory Cooperation. Poseida shall, subject to Poseida’s consent, not to be unreasonably withheld, conditioned or delayed, provide reasonable assistance and cooperation [***], in providing any reasonably necessary information and other support in connection with Xyphos’ Development activities.

5.6 Adverse Events. As between the Parties, Xyphos shall have the sole right to set up,

hold, and maintain a global safety database for Licensed Products. Xyphos shall be responsible for reporting Adverse Events, quality complaints, and any other safety data relating to Research Products and Licensed Products to the global safety database and the applicable Regulatory Authorities and responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Product in the Field in the Territory. Xyphos shall promptly notify Poseida of any serious Adverse Event that requires accelerated regulatory reporting and otherwise keep Poseida informed with respect to the same.

5.7 Reports. [***] Xyphos shall provide Poseida with a written report in English summarizing the following with respect to each Licensed Product in the Field: (a) the results and progress of material Development and regulatory activities Xyphos, its Affiliates and Sublicensees have performed, or caused to be performed, since the preceding report, and (b) the future

Development and regulatory activities Xyphos, its Affiliates and Sublicensees expect to initiate during the following Fiscal Year, including any significant research or development milestones expected to be achieved, in each case, (a) and (b), in sufficient detail, to enable Poseida to satisfy any applicable requirements, as determined by Poseida [***].

5.8 No Guaranty of Success. Subject to Xyphos’ obligations to use Commercially

Reasonable Efforts set forth in Section 5.2, the Parties understand and agree that the conduct of Research and Development is inherently uncertain and there can be no guarantee of success.

ARTICLE 6

MANUFACTURING

6.1 Manufacturing During the Research Term. As between the Parties, during the

Research Term and until achievement of Manufacturing Tech Transfer Completion for the first Research Program, [***].

6.2 Xyphos’ Determination at Nomination Declaration; Supply of Clinical Trial

Material

6.2.1 On a Research Program-by-Research Program basis, Xyphos shall promptly confirm in writing whether a Research Product has achieved Nomination Declaration. If a Research Product has achieved Nomination Declaration, then Xyphos may, at its sole discretion, elect by providing written notice to Poseida within [***] of the Research Product achieving Nomination Declaration, to have Poseida Manufacture and supply for Xyphos, [***] at a price per unit equal to [***], pursuant to a clinical supply agreement to be negotiated between the Parties in good faith, with a view to entering into such clinical supply agreement no later than [***] following delivery of such written notice to Poseida.

6.2.2 If Xyphos sends a written notification that the Research Product for the second Research Program has achieved Nomination Declaration, then the Parties shall enter into an amendment to the clinical supply agreement entered into pursuant to Section 6.2.1 no later than [***] following Xyphos’ notification of such Nomination Declaration for the second Research Program, and Poseida shall supply to Xyphos, [***]

at a price per unit equal to [***]. At the request of Xyphos, Poseida shall provide such information reasonably requested by Xyphos to verify the accuracy of the invoices submitted by Poseida.

6.2.3 In respect of the first Research Product to achieve Nomination Declaration only, Xyphos shall pay Poseida a one-time non-refundable, non-creditable manufacturing access fee for such first Research Program of [***], which will be paid to Poseida [***]. In addition, if Poseida Manufactures [***] Xyphos will pay a reservation fee of [***] for each calendar year (or portion of any calendar year) that Poseida has Manufactured and delivered to Xyphos [***]. For clarity, no such reservation fee shall be owed if [***]. Such reservation fee payment will be made within [***] after the end of each calendar year in which such material ordered by Xyphos was delivered to Xyphos.

6.2.4 If it is necessary for Poseida to purchase any equipment used to Manufacture Product [***] the Parties shall discuss such purchase in good faith. Any equipment purchase cost would be equitably allocated across Poseida’s internal programs and Third Party programs, reflecting the benefit of such equipment to such program. If, as a result of such equipment purchase, [***] and Xyphos does not agree to pay such increased amount, then the Parties shall discuss such equipment purchase in good faith, pursuant to a mechanism to be agreed in the clinical supply agreement.

6.3 Manufacturing Tech Transfer

6.3.1 Poseida shall provide written notification to Xyphos when the Manufacturing Process Lock has occurred (the “Manufacturing Process Lock Notification”) promptly, but no later than [***] after such occurrence. The Parties shall complete and agree to a manufacturing tech transfer plan within [***] following Manufacturing Process Lock Notification (a “Manufacturing Tech Transfer Plan”) to transfer to Xyphos [***] of Poseida Know-How, in each case which has not previously been provided to Xyphos, which is under Poseida’s Control, and is necessary or reasonably useful to enable Xyphos or a Xyphos-designated Third Party to Manufacture [***] (with the activities performed or to be performed under each Manufacturing Tech Transfer Plan, “Manufacturing Tech Transfer”). The Manufacturing Tech

Transfer Plan would include a budget setting forth the estimated costs for such tech transfer. The Parties will initiate Manufacturing Tech Transfer no later than [***] after agreeing to the Manufacturing Tech Transfer Plan. For the avoidance of doubt, Manufacturing Tech Transfer will occur [***].

6.3.2 Poseida shall provide Xyphos with the [***] used by Poseida at the time the Manufacturing Tech Transfer Plan is agreed to and shall provide any updates with respect to [***], to Xyphos that may exist at the time of Manufacturing Tech Transfer Completion.

6.3.3 When Manufacturing Tech Transfer is commenced in accordance with Section 6.3.1, each Party will undertake all activities reasonably necessary to complete all activities set forth in the applicable Manufacturing Tech Transfer Plan allocated to such Party in accordance with the timelines set forth therein with a view to achieving Manufacturing Tech Transfer Completion. Xyphos shall be responsible for all costs and expenses incurred by either Party that do not exceed the budget set forth in the Manufacturing Tech Transfer Plan by more than [***]. Poseida shall provide reports that shall specify, in reasonable detail, the expenses incurred to complete Manufacturing Tech Transfer to compare the invoices submitted to the budget. If either Party identifies that, in performing activities under the Manufacturing Tech Transfer Plan, costs will be incurred that exceed the budget by more than [***], then such Party shall promptly notify the other Party of such, and the Parties shall discuss in good faith what action to take, which may include amending the Manufacturing Tech Transfer Plan or the associated budget. [***] Poseida shall not be obliged to perform any activities under the Manufacturing Tech Transfer Plan unless such performance of such activities will be reimbursed by Xyphos, which for internal expenses will be at the FTE Rate. Otherwise, Poseida shall be responsible for such cost overrun in excess of [***] of the budgeted amount, but less than [***] of the budgeted amount, [***].

6.3.4 For a period of [***] following Manufacturing Tech Transfer Completion, Poseida shall provide written or verbal answers to Xyphos’ reasonable questions relating to the information shared under the Manufacturing Tech Transfer Plan or Section 6.3.5, using Poseida personnel who are knowledgeable about the relevant subject matter, provided that Xyphos reimburses Poseida at the FTE Rate for all such assistance.

6.3.5 On an ongoing basis, following Manufacturing Tech Transfer Completion and ending on the [***] of the date of the first IND submission for the first Licensed Product to be subject to such a submission, at least [***] each Fiscal Year (or such other frequency as mutually agreed by the Parties), Poseida shall provide to Xyphos (or through the JSC or appropriate Subcommittee), any additional Know-How related to Manufacturing Licensed Products Controlled by Poseida that Poseida is reasonably aware is within the scope of the licenses granted to Xyphos hereunder, to the extent not previously disclosed (each provision of such additional Know-How, a “Technical Update”). Poseida shall, [***], make appropriate personnel available to Xyphos upon reasonable prior notice for the purpose of assisting Xyphos to understand and use such Know-How in connection with the Manufacturing of Licensed Products.

6.3.6 Following Manufacturing Tech Transfer Completion, Xyphos shall have the sole right to Manufacture and supply the Licensed Products. [***]

6.3.7 For the avoidance of doubt: (a) Xyphos shall be solely responsible for the supply of any materials required for the Product, other than manufacture and supply of [***] that Poseida has agreed to manufacture pursuant to this ARTICLE 6, and (b) Poseida shall not be required to disclose any Poseida Know-How relating to the Manufacture of a Product except as set out in this ARTICLE 6.

6.4 Upstream Payments

6.4.1 [***].

ARTICLE 7

COMMERCIALIZATION

7.1 Commercialization Generally. Xyphos (directly, or with or through one or more

Affiliates, Sublicensees or contractors) shall have the sole right to Commercialize the Licensed Products in the Field in the Territory [***] subject to the terms of this Agreement.

7.2 Commercialization Diligence.

7.2.1 Xyphos shall use Commercially Reasonable Efforts to Commercialize in the Field [***].

7.2.2 Xyphos shall comply with all Applicable Law with respect to the Exploitation of the Licensed Products.

7.3 Distribution; Co-Promotion. Subject to Section 3.4, Xyphos (and its Affiliates

that are granted a sublicense pursuant to Section 3.4) shall have the right, at the sole discretion of Xyphos to: (a) appoint distributors to distribute, market and sell the Licensed Product;

(b) co-promote the Licensed Product with Third Parties; and (c) appoint Third Parties to promote the Licensed Product.

7.4 Booking Sales. Xyphos shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Field in the Territory.

7.5 Licensed Product Trademark. Xyphos shall have the sole right to determine and own the Licensed Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Territory. [***].

ARTICLE 8

PAYMENTS AND RECORDS

8.1 Upfront Payment. In partial consideration of all rights, titles and interests granted by Poseida to Xyphos hereunder, Xyphos shall pay to Poseida the non-refundable, non-creditable amount of Fifty Million U.S. Dollars ($50,000,000), within [***] after receipt by Xyphos of an invoice from Poseida on or following the Effective Date.

8.2 Reimbursement of Costs. Within [***] after the end of each Fiscal Quarter, Poseida shall provide to Xyphos: (a) reports of Poseida Reimbursable Research Costs which shall specify in reasonable detail the Research Costs incurred by Poseida for each Research Plan and enable Xyphos to compare the Research Costs for such Fiscal Quarter to the budget contained in the applicable Research Plan, and (b) an invoice for the Poseida Reimbursable Research Costs that have arisen during such Fiscal Quarter that are consistent with the budgeted amounts set forth in the applicable Research Plan, provided that such budgeted amounts shall not exceed [***] per Research Plan per Fiscal Year, unless otherwise agreed with Xyphos in writing (the “Annual Cap”). If Research Costs are applicable to both Research Programs, then such Research Costs will be split equally between each Research Program. Xyphos shall pay Poseida any undisputed invoice within [***] of receipt of invoice. Poseida shall not enter into any commitments with Third Parties to conduct Research Activities if such commitments would be reasonably likely to exceed the Annual Cap. Except as otherwise set out in this Section 8.2, Xyphos shall not reimburse Poseida for Research Costs in excess of [***] of the budgeted amounts set forth in the applicable Research Plan, as amended, unless (a) such costs have been previously approved in writing by Xyphos, or (b) the JSC has approved a material increase in Poseida’s activities under a Research Program. If either Party identifies that, in performing Research Activities, costs will be incurred that exceed the budget contained in the applicable Research Plan by more than [***], then such Party shall promptly notify the other Party of such, and the Parties shall discuss in good faith what action to take, which may include amending the applicable Research Plan or the associated budget. [***].

8.3 Milestones.

8.3.1 Development Milestones. Subject to Section 8.4.3 and Section 8.5 (if applicable), on a Licensed Product-by-Licensed Product basis (other than with respect to the Manufacturing Tech Transfer Completion milestone, which shall only be payable once upon the first achievement of such milestone), Xyphos shall make the Development milestone payments to Poseida that are set forth below (each a “Development Milestone Payment”) upon the first achievement by or on behalf of Xyphos, its Affiliates or Sublicensees of the Development milestone events set forth below (each a “Development Milestone Event”). For clarity, each milestone payment set forth below shall be due and payable up to one time only in respect of one Licensed Product for each Research Program and no amounts shall be due for subsequent or repeated achievements of such milestone for the same Licensed Product or other Licensed Products for the same Research Program targeting the same TAA.

Development Milestone Event	Development Milestone Payment (in U.S. $ millions)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

8.3.2 Commercial Milestones. Subject to Section 8.4.3 and Section 8.5 (if applicable), Xyphos shall make the following commercial milestone payments to Poseida that are set forth below (each a “Commercial Milestone Payment”) on a TAA-by-TAA basis, upon the first achievement by or on behalf of Xyphos, its Affiliates or Sublicensees of the commercial milestone events set forth below with respect to Net Sales of all Licensed Products targeting such TAA in a given Fiscal Year in the Territory (each a “Commercial Milestone Event”). For clarity, each milestone payment set forth below shall be due and payable up to one time only with respect to the achievement of such Commercial Milestone Event with respect to Licensed Products targeting such TAA, and no amounts shall be due for subsequent or repeated achievements of such milestone by the same Licensed Products.

Aggregate annual Net Sales of a Licensed Product in the Territory in a Fiscal Year first exceed the following amount (in U.S. $)	Sales Milestone Payment (in U.S. $ millions)
[***]	[***]
[***]	[***]
[***]	[***]

8.3.3 Notification. Xyphos shall notify Poseida in writing of the achievement of any: (a) Development Milestone Event within [***] upon achievement, and (b) Commercial Milestone Event within [***] upon the end of the Fiscal Year in which such Commercial Milestone Event was achieved.

8.3.4 Invoice and Payment of Milestone Payments. Following Poseida’s receipt of notice from Xyphos that Xyphos has achieved a Development Milestone Event or a Commercial Milestone Event, Poseida shall invoice Xyphos for the applicable milestone payment, and Xyphos shall pay such milestone payment within [***] after receipt of such invoice. All such payments shall be non-refundable and non-creditable.

8.4 Royalties.

8.4.1 Royalty Payments. Subject to the terms and conditions of this Agreement, on a Licensed Product-by-Licensed Product basis, during the applicable Royalty Term, Xyphos shall pay to Poseida royalty payments at the royalty rates specified in the following table with respect to the aggregate annual worldwide Net Sales of a Licensed Product in the Field in the Territory in a given Fiscal Year (“Royalty Payments”).

	Aggregate Annual Worldwide Net Sales of a Licensed Product in a Fiscal Year (in U.S. $)	Royalty Rate
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]

8.4.2 Calculation of Payments and Reports. Following the First Commercial Sale of a Licensed Product, Xyphos shall calculate all amounts payable to Poseida pursuant to Section 8.4.1 at the end of each Fiscal Quarter. Xyphos shall pay to Poseida the Royalty Payments due with respect to a given Fiscal Quarter within [***] after the end of such Fiscal Quarter. Each Royalty Payment due to Poseida shall be accompanied by a statement setting forth: [***].

8.4.3 Royalty Reduction for Other In-License Payments. The Royalty Payments payable under Section 8.4.1 are subject to the following:

(a) [***].

(b) Lack of Patent Protection. Subject to Section 8.4.3(d), if in any Fiscal Quarter during the Royalty Term for a given Licensed Product in a particular country in the Territory, [***], then the applicable Royalty Payments payable with respect to such Licensed Product in such country as specified in Section 8.4.1 shall be reduced by [***] of the royalty rate otherwise applicable commencing on such Fiscal Quarter (and for the entirety of such Fiscal Quarter) [***].

(c) [***].

(d) Cumulative Deductions. Notwithstanding the foregoing, [***].

8.5 Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of U.S. Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice in writing to the paying Party. [***].

8.6 Indirect Taxes. Royalties and other sums payable under this Agreement are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all reasonably necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] of receipt.

8.7 Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Except as provided in Section 8.8, any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. In the event that a government authority retroactively determines that a payment made by a Party to the other Party pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such paying Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority (the “Withholding Amount”), the Withholding Party will have the right (a) to offset the Withholding Amount against future payment obligations of the Withholding Party under this Agreement or (b) to invoice the other Party for the Withholding Amount (which shall be payable by the receiving Party within [***] of its receipt of such invoice), or to pursue reimbursement of the Withholding Amount by any other available remedy.

8.8 Withholding Tax Actions. Notwithstanding the foregoing, the Parties acknowledge and agree that if the paying Party (or its Affiliates, successor or assignee) is required to make a payment to the payee subject to deduction or withholding of taxes, as described in Section 8.7, and if the obligation to deduct or withhold taxes arises, or if the amount of such taxes required to be deducted or withheld is increased solely as a result of the assignment or transfer of this Agreement by the paying Party pursuant to Section 14.2, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of the paying Party, or payments arise or are deemed to arise through a branch of the paying Party (each, a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the payment by paying Party (in respect of which such obligation to deduct or withhold taxes is required) shall be increased by the amount necessary to ensure that the payee receives an amount equal to the same amount that it would have received had the paying Party not taken such Withholding Tax Action.

8.9 Foreign Derived Intangible Income. Each Party shall use Commercially Reasonable Efforts to provide, and to cause its Affiliates, subcontractors, Sublicensees, customers and applicable Third Parties to provide, any information and documentation reasonably requested by the other Party to obtain the benefits of: (a) Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations thereunder, and (b) any other U.S. tax law that could provide a material tax benefit to such Party.

8.10 Records. Xyphos shall and shall cause its Affiliates and Sublicensees to keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its payment obligations under this Agreement. Such books and records shall be retained by Xyphos, its Affiliates and Sublicensees, as applicable, until the later of: (a) [***] after the end of the Fiscal Year to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Poseida shall and shall cause its Affiliates and subcontractors to keep complete and accurate books and records pertaining to its Research Costs and Cost of Goods for Manufacturing Products, in sufficient detail to calculate all amounts payable under this Agreement. Such books and records shall be retained by Poseida, its Affiliates and subcontractors, as applicable, until the later of: (a) [***] after the end of the Fiscal Year to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

8.11 Audit. Subject to the other terms of this Section 8.11, at the request of a Party (the “Requesting Party”), the other Party (the “Audited Party”) shall, and shall cause its Affiliates to, permit an independent auditor designated by the Requesting Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained of the Audited Party and its Affiliates, subcontractors and Sublicensees pursuant to Section 8.10 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not: (a) be conducted for any [***] more than [***] after the end of such [***], (b) be conducted more than [***], or (c) be repeated for any [***], in each case (a) to (c), unless such audit is a result of a request of a Third Party licensor of rights that are sublicensed to Xyphos under this Agreement. The accounting firm shall disclose to the Requesting Party only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. The cost of this audit shall be borne by the Requesting Party, unless the audit reveals a variance of more than [***] from the reported amounts, in which case the Audited Party shall bear the cost of the audit. If such audit concludes that: (x) additional amounts were owed to Poseida under this Agreement, Xyphos shall pay the additional amounts, or (y) excess payments were made by Xyphos, Poseida shall reimburse such excess payments, in either case ((x) or (y)), within [***] after the date on which such audit is completed. Each Party shall treat all information subject to review under this Section 8.11 in accordance with the confidentiality provisions of ARTICLE 10 and the Parties shall cause the auditor to enter into a reasonably acceptable confidentiality agreement with the Audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. Each Party shall ensure that it is entitled to exercise rights to audit each Affiliate, subcontractor and Sublicensee for the benefit of the Requesting Party to the same extent as the foregoing.

8.12 No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Inventions Generally. Inventorship of inventions conceived or reduced to practice in the course of activities performed under or contemplated by this Agreement shall be determined by application of U.S. patent laws pertaining to inventorship.

9.2 Ownership of Intellectual Property.

9.2.1 Platform Improvements.

(a) [***].

(b) [***].

(c) [***].

(d) [***].

9.2.2 Materials. [***].

9.2.3 Assignment and Cooperation.

(a) Each Party shall cause all Persons who perform activities for such Party under this Agreement to assign (or, if such Party is unable to cause such Person to assign despite such Party’s using Commercially Reasonable Efforts, then be under an obligation to assign; and if still unable to cause such Person to agree to such assignment obligation despite such Party’s using Commercially Reasonable Efforts to negotiate such assignment obligation, then provide a license thereunder) their rights in any Know-How resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental or not-for-profit institutions which have standard policies against such an assignment (in which case a suitable license, or if such Party is unable to obtain such license despite such Party’s using Commercially Reasonable Effort, then a right to obtain such a license, shall be obtained).

(b) Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the discovery, development, making, conception, or reduction to practice of any and all inventions, discoveries, developments, improvements, modifications, enhancements and/or data conceived, developed or generated by or on behalf of such Party (whether solely or jointly) in the performance of its activities under the Research Plans. Each Party will execute and record assignments and other necessary documents consistent with such ownership promptly upon request.

9.2.4 Ownership of Corporate Names. Each Party shall retain all right, title and interest in and to any corporate names, Trademarks and logos owned or otherwise used by such Party or any of its Affiliates.

9.3 Maintenance and Prosecution of Patents.
9.3.1 Joint Other IP; Xyphos Patents.

(a) If it is agreed that Patents Covering any Joint Other IP will be filed, in accordance with Section 9.2.1(d), then, unless otherwise agreed by the Parties, Xyphos shall [***] have the first right (but not the obligation) to prepare, file, prosecute, and maintain all such Patents (the “Joint Patents”) in the Territory through the use of internal or external counsel. Xyphos shall keep Poseida reasonably informed with regard to the preparation, filing, prosecution, and maintenance of such Joint Patents in the Territory and shall provide Poseida with copies of any proposed filings of such Joint Patents in the Territory as soon as reasonably possible after being prepared and before filing. Poseida shall have a reasonable opportunity, of at least [***], to review and comment upon prosecution and filing decisions and documents relating to the Joint Patents prior to the filing and submission of correspondence with, and any filings to, the Patent authorities in connection with any such Patents in the Territory, and Xyphos shall consider in good faith all reasonable Poseida comments. If Xyphos decides not to prepare, file, prosecute, or maintain a Joint Patent in a country in the Territory, Xyphos shall provide [***] prior written notice to Poseida of such intention, and Poseida shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Joint Patents [***] in such country. In such event, Xyphos shall promptly provide Poseida with the appropriate documents for transfer of responsibility for filing, prosecution and maintenance of such Joint Patents to Poseida or its designee and shall reasonably cooperate with Poseida or its designee as provided under Section 9.3.3. Thereafter, Poseida shall keep Xyphos reasonably informed with regard to the preparation, filing, prosecution, and maintenance of such Joint Patents and shall provide Xyphos with copies of any proposed Joint Patent filings at least [***] prior to any proposed filing. Xyphos shall have an opportunity to review and comment upon Joint Patent prosecution and filing decisions prior to the submission of filing and correspondences to the patent authorities, and Poseida shall consider the comments provided by Xyphos in good faith.

(b) Xyphos shall [***] have the sole right (but not the obligation) to prepare, file, prosecute, and maintain all Xyphos Patents (other than any Joint Patents), in the Territory through the use of internal or external counsel. [***].

9.3.2 Poseida Patents. Poseida shall [***] have the sole right (but not the obligation) to prepare, file, prosecute, and maintain all of the Poseida Patents (other than Joint Patents) in the Territory through the use of internal or external counsel.

9.3.3 Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of Patents in the Territory to the extent provided for in this Agreement. Each Party’s cooperation shall include executing all papers and instruments, or requiring its employees, consultants or contractors to execute such papers and instruments, so as to: (a) effectuate the ownership of intellectual property rights set forth in Section 9.2; (b) enable the other Party to apply for and to prosecute Patent applications in the Territory; and (c) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the applicable Patents in the Territory, in each case ((a), (b), and (c)) to the extent provided for in this Agreement.

9.3.4 Patent Term Extension and Supplementary Protection Certificate. Xyphos shall have the right to make decisions regarding Patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Xyphos Patents, including Product-Specific Patents and ACCEL Platform Improvement Patents, but excluding Joint Patents. Poseida shall provide reasonable assistance, as requested by and at the sole cost of Xyphos as is required under any Applicable Law to obtain such extension or supplementary protection certificate. The Parties will discuss in good faith the use of any Joint Patents for Patent term extensions, including supplementary protection certificates, and neither Party will make any decision relating thereto without the prior written consent of the other Party.

9.3.5 UPC Opt-Out and Opt-In. Xyphos shall have the first right to make decisions regarding the Opt-Out or Opt-In under the Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01), with respect to any Xyphos Patent, including any Product-Specific Patent and ACCEL Platform Improvement Patents, but excluding any Joint Patent, and pay all fees and make all submissions associated with such decisions. Poseida shall assist Xyphos in such submissions [***] including providing all necessary documents and making all necessary submissions as a Patent owner. The Parties shall agree any decisions regarding such Opt-Out or Opt-In with respect to any Joint Patents, acting in good faith, in writing.

9.3.6 Patent Listings. Xyphos shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to any Xyphos Patent, including any Product-Specific Patent and ACCEL Platform Improvement Patents, but excluding any Joint Patents, as required or allowed in the Territory.

9.4 Enforcement of Patents.

9.4.1 Product-Specific Patents; Joint Patents.

(a) Notification. Each Party shall, promptly after becoming aware, notify the other Party in writing of any alleged or threatened infringement of Product-Specific Patents or Joint Patents. If either Party becomes aware of any: (i) known or suspected infringement or misappropriation by a Third Party of any Product-Specific Patents or Joint Patents in the Field in the Territory, including any submission to a Regulatory Authority of regulatory documentation for a Biosimilar Product referencing a Licensed Product, or (ii) pending or threatened declaratory judgment, opposition, UPC revocation action, inter partes review or similar action or proceeding alleging the invalidity, unenforceability, or non-infringement of any Product-Specific Patents or Joint Patents in the Territory, such Party shall promptly notify the other Party and provide the other Party with all information available to it regarding such matter.

(b) Enforcement Rights. As between the Parties, Xyphos shall have the: (i) sole right, but not the obligation, to initiate or control any legal proceeding or take other appropriate action against infringement or misappropriation of, or to defend against any challenge to, any Product-Specific Patents, and (ii) first right, but not the obligation, to initiate or control any legal proceeding or take other appropriate action against infringement or misappropriation of, or to defend against any challenge to, any Joint Patents (each, an “Action”), in each case (i) and (ii) [***] and Xyphos shall retain control of such Action. If Xyphos prosecutes an Action with respect to any Product-Specific Patents or Joint Patents, Poseida will join such Action if requested by Xyphos [***] provided that Xyphos shall retain control of the Action. If Xyphos elects not to prosecute such Action with respect to a Joint Patent, or otherwise fails to initiate and maintain an Action with respect to a Joint Patent, then Poseida may conduct and control an Action [***].

(c) Cooperation. The Parties agree to cooperate fully in any Action brought pursuant to Section 9.4.1(b). If either Party brings such Action, then the other Party shall furnish a power of attorney solely for such purpose, join in, or be named as a necessary party to, such Action, as may be requested by the Party bringing such Action or as otherwise required by Applicable Law. If a Party is required to join as a party to such Action, such Party shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.

(d) Settlement. The Party bringing an Action in accordance with Section 9.4.1(b) shall have the sole right to settle such Action brought pursuant to Section 9.4.1(b); provided that such Party shall have no right to settle any Action in a manner that imposes any costs or liability on, or involves any admission of fault by the other Party, without the express written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Each Party shall execute all documents reasonably required to effectuate such settlement.

(e) Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of an Action described in Section 9.4.1(b) (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by [***].

9.4.2 Poseida Patents; Xyphos Patents.

(a) Poseida shall have the sole right, but not the obligation, to initiate or control any legal proceeding or take other appropriate action against infringement or misappropriation of, or to defend against any challenge to, any Poseida Patents and to compromise or settle such action at its sole discretion.

(b) Xyphos shall have the sole right, but not the obligation, to initiate or control any legal proceeding or take other appropriate action against infringement or misappropriation of, or to defend against any challenge to, any Xyphos Patents (other than any Joint Patents), including any ACCEL Platform Improvement Patents, and to compromise or settle such action at its sole discretion.

9.5 Defense of Infringement Claims Brought by Third Parties. Each Party shall promptly notify the other Party in writing upon becoming aware of any actual or threatened claim that the Exploitation of any Licensed Product infringes or misappropriates the intellectual property rights (including Trademarks) of a Third Party in the Field in the Territory (each, a “Third Party IP Claim”). Subject to the remainder of this Section 9.5, after the Effective Date, Xyphos (or its Affiliates) shall have the first right, but not the obligation, to defend and control the defense of any such Third Party IP Claim [***], using counsel of its own choice provided, however, that the provisions of Section 9.4 shall govern the right of Xyphos to assert a counterclaim of infringement. Poseida may participate in such Third Party IP Claim with counsel of its choice [***]. Without limiting the foregoing, if Xyphos finds it necessary or desirable to join Poseida as a party to any Third Party IP Claim, Poseida shall [***] execute all papers and perform such acts as shall be reasonably required. If Xyphos elects (in a written communication submitted to Poseida within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of the Third Party IP Claim, Poseida (or its designee) may conduct and control the defense of such Third Party IP Claim [***]. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Any recoveries by Xyphos of any sanctions awarded to Xyphos and against a party asserting a claim being defended under this Section 9.5 (but for clarity, not any recoveries for any counter claim for patent infringement pursuant to Section 9.4, which shall be determined in accordance with Section 9.4, as applicable)

shall be applied as follows: such recovery shall be applied first to (a) reimburse Xyphos for its reasonable out-of-pocket costs of defending such Third Party IP Claim, and (b) reimburse Poseida for its reasonable out-of-pocket costs of participating in the defense of such Third Party IP Claim. The balance of any such recoveries shall be retained or provided to Xyphos.

9.6 Invalidity or Unenforceability Defense.

9.6.1 Each Party shall promptly notify the other Party in writing upon becoming aware of any alleged or threatened assertion of invalidity or unenforceability of any Product-Specific Patents or Joint Patents by a Third Party, in each case in the Field, in the Territory. Subject to the remainder of this Section 9.6.1, after the Effective Date: (a) Xyphos (or its Affiliates) shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Product-Specific Patents [***], using counsel of its choice, and have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Joint Patents [***], using counsel of its choice; (b) Poseida may participate in any such claim, suit, or proceeding with counsel of its choice [***]; provided that Xyphos shall retain control of the defense in such claim, suit, or proceeding; (c) and if Xyphos finds it necessary or desirable to join Poseida as a party to any such action, Poseida shall [***] execute all papers and perform such acts as shall be reasonably required. If Xyphos elects (in a written communication submitted to Poseida within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of any Joint Patents in a claim, then Poseida (or its designee) may conduct and control the defense of any such claim, suit, or proceeding of such Joint Patents [***]. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding with respect to a Joint Patent. Each Party shall obtain the written consent of the other Party prior to settling or compromising such defense with respect to a Joint Patent, such consent not to be unreasonably withheld, conditioned or delayed.

9.6.2 Each Party shall promptly notify the other Party in writing upon becoming aware of any alleged or threatened assertion of invalidity or unenforceability of any of the Poseida Patents by a Third Party, in each case in the Field, in the Territory. Subject to the remainder of this Section 9.6.2, after the Effective Date, Poseida (or its Affiliates) shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Poseida Patents (other than any Joint Patents) [***], using counsel of its choice; Xyphos shall have no right to participate in any such claim, suit, or proceeding except as requested by Poseida.

9.6.3 Each Party shall promptly notify the other Party in writing upon becoming aware of any alleged or threatened assertion of invalidity or unenforceability of any Xyphos Patent (other than any Product-Specific Patents or Joint Patents ) by a Third Party, in each case in the Field, in the Territory. Subject to the remainder of this Section 9.6.3, after the Effective Date, Xyphos (or its Affiliates) shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of such Xyphos Patents [***], using counsel of its choice; Poseida shall have no right to participate in any such claim, suit, or proceeding except as requested by Xyphos.

9.7 Licensed Product Trademarks. [***]. All costs and expenses of registering, prosecuting, maintaining and enforcing the Licensed Product Trademarks shall be

[***]. [***] shall provide all assistance and documents [***] in support of its prosecution, registration, maintenance and enforcement of the Licensed Product Trademarks.

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates, and such Party’s and its Affiliates’ officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party in connection with this Agreement, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. In addition, any information disclosed by one Party to the other Party that is deemed “Confidential Information” of such disclosing Party under the Confidentiality Agreement shall be Confidential Information and subject to this ARTICLE 10. [***].

10.2 Exceptions. Notwithstanding the foregoing, the confidentiality and non-use obligations under Section 10.1 with respect to any Confidential Information shall not apply to any information that the receiving Party can prove by competent evidence:

10.2.1 is or becomes, through no act or failure to act on the part of the receiving Party in breach of this Agreement, generally known or available;

10.2.2 was in the receiving Party’s possession prior to disclosure by the disclosing Party, as evidenced by its written records, without any obligation of confidentiality with respect to such information;

10.2.3 is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

10.2.4 has been independently developed by or for the receiving Party without reference to or use or disclosure of the disclosing Party’s Confidential Information, as evidenced by such Party’s internal records documenting such independent development.

10.3 Permitted Disclosures. The receiving Party may disclose Confidential Information of the other Party as expressly authorized by this Agreement, or if and to the extent such disclosure is necessary in the following instances:

10.3.1 enforcing the receiving Party’s rights under this Agreement and performing the receiving Party’s obligations under this Agreement;

10.3.2 complying with Applicable Laws, a valid order of a court of competent jurisdiction, or applicable Listing Rules;

10.3.3 prosecuting or defending litigation as permitted by this Agreement;

10.3.4 in INDs, Drug Approval applications and other applications for Regulatory Approval in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

10.3.5 to a patent authority for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, however, that (i) Xyphos has the right to file and obtain Patents disclosing the Product-Specific Know-How, (ii) for a disclosure by Xyphos of any Poseida Confidential Information relating to Manufacturing, Xyphos will first notify Poseida of the proposed disclosure, including by providing a copy of the proposed disclosure no less than [***] before submission and will, if requested by Poseida in writing, delay making such submission by up to [***] in order to allow Poseida time to file a Patent covering such Confidential Information if it wishes to do so, and if Poseida has not provided any comments or otherwise exercised its rights as described in this section within [***] of receiving a copy of such proposed disclosure, Xyphos shall be free to submit such disclosure, and (iii) in all other circumstances reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

10.3.6 to its or its Affiliates’ directors, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement;

10.3.7 made, where Xyphos is the receiving Party, to Sublicensees or Xyphos Subcontractors, or, where Poseida is the receiving Party, to subcontractors appointed in accordance with Section 3.5.2, in each case to the extent necessary for the performance of subcontracted or sublicensed activities in accordance with the terms of this Agreement; provided that such Sublicensee or subcontractor shall be subject to obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement;

10.3.8 made, where Poseida is the receiving Party, to a potential or actual acquirer; provided that Poseida may only disclose the terms of this Agreement; and provided further that: [***] such acquirer shall be subject to obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement; or

10.3.9 made, where Poseida is the receiving Party, to any counterparty to [***].

10.4 Use of Name. Except as expressly provided herein, neither Party nor its Affiliates shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law.

10.5 Public Announcements. The Parties have agreed upon the content of a press release, which shall be issued promptly after the Effective Date substantially in the form attached as Schedule 10.5 . Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. If a public disclosure or announcement has been previously approved by a Party, then any subsequent disclosure or announcement containing substantially similar information shall not be required.

10.6 Publications. [***].

10.7 Notification of Breach. Each Party shall notify the other promptly after becoming aware of any disclosure of the other Party’s Confidential Information in violation of this ARTICLE 10, or any other breach of this ARTICLE 10.

10.8 Return of Confidential Information.

10.8.1 Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which the other Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and backup procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. Each Party hereby agrees that the other Party and its Affiliates may retain any of such Party’s Confidential Information recorded in notebooks including but not limited to electronic laboratory notebook storage systems and the other Party and its Affiliates shall have no obligation to destroy or return any such recorded data.

10.8.2 Unless otherwise agreed by the Parties in writing, upon the effective date of the termination of this Agreement, Poseida shall, at the option of Xyphos, promptly: (a) return all Xyphos Materials to Xyphos, or (b) destroy such Xyphos Materials and deliver to Xyphos a written certification of such destruction.

10.9 Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the applicable periods set forth in this ARTICLE 10 regardless of the termination or expiration of this Agreement.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Poseida and Xyphos each represents and warrants to the other, as of the Effective Date, as follows:

11.1.1 Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

11.1.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate: (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

11.1.3 Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

11.1.4 No Inconsistent Obligation. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

11.2 Additional Representations and Warranties of Poseida. Except as set forth on Schedule 11.2, Poseida further represents and warrants to Xyphos, as of the Effective Date, as follows:

11.2.1 Schedule 11.2.1 sets forth a complete and accurate list of all Patents included in the Poseida Patents on the Effective Date, stating: (a) which Poseida Patents are owned by Poseida or any of its Affiliates (the “Owned Patents”) and (b) which Poseida Patents are in-licensed by Poseida or any of its Affiliates (the “In-Licensed Patents” and together with the Owned Patents, the “Existing Patents”), and with respect to any such In-Licensed Patents, a reference to [***].

11.2.2 There are no claims, judgments, or settlements against, or amounts with respect to any such claims, judgments or settlements, owed by Poseida or any of its Affiliates relating to the Poseida Technology. No claim or litigation has been brought or threatened in writing or any other form by any Person against Poseida or its Affiliates alleging that: (a) the Existing Patents are invalid or unenforceable or (b) the disclosing, copying, making, using, assigning, or licensing of the Existing Patents, or the Poseida Know-How violate, infringe, misappropriate or otherwise conflict or interfere with any intellectual property or proprietary right of any Person. To the actual knowledge of Poseida, the Existing Patents are enforceable and not invalid. To the actual knowledge of Poseida, the Exploitation of Products as contemplated herein, does not violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Third Party. To the actual knowledge of Poseida, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Poseida Patents or the Poseida Know-How.

11.2.3 Poseida is the sole and exclusive owner of the entire right, title and interest in the Owned Patents free of any encumbrance, lien, or claim of ownership by any Third Party.

11.2.4 Poseida has the sole and exclusive rights to practice the In-Licensed Patents.

11.2.5 The Existing Patents represent all Patents within Poseida’s or its Affiliates’ ownership or Control that are necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue as Patents) for the Exploitation of Product.

11.2.6 [***].

11.2.7 Neither Poseida nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to the Poseida Technology (including by granting any covenant not to sue with respect thereto) that would conflict with, interfere with or otherwise be inconsistent with Xyphos’ rights hereunder.

11.2.8 Copies of all material adverse information with respect to the safety and efficacy of the Allo-T Cells known to Poseida, have been provided or made available to Xyphos prior to the Effective Date.

11.2.9 Neither Poseida nor any of its Affiliates has granted any Third Party rights to Develop or Commercialize any pharmaceutical product targeting any Reserved TAA, and Poseida has not licensed, authorized, appointed, or otherwise enabled any Third Party to directly or indirectly, Research, Develop, Commercialize or otherwise Exploit any Competing Product in any country or other jurisdiction in the Territory.

11.2.10 Poseida and its Affiliates have generated, prepared, maintained, and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in material compliance with GLP and GCP and Applicable Law with respect to the Allo-T Platform and/or Allo-T Cells. Poseida has made available to Xyphos all material Regulatory Documentation in Poseida’s Control relating to the Allo-T Cell and all such Regulatory Documentation is true, complete, and correct in all material respects.

11.2.11 Neither Poseida nor any of its Affiliates has any knowledge of any scientific or technical facts or circumstances that would materially and adversely affect the scientific or therapeutic potential of the Poseida Technology and Allo-T Cell that has not been disclosed to Xyphos as of the Effective Date.

11.2.12 Each Person who has or has had any rights in or to any Owned Patents or any Poseida Know-How, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Owned Patents and Poseida Know-How to Poseida. No current officer, employee, agent, or consultant of Poseida or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Owned Patents or Poseida Know-How.

11.2.13 All rights in all inventions and discoveries, made, developed, or conceived by any employee or independent contractor of Poseida or any of its Affiliates during the course of their employment (or other retention) by Poseida or such Affiliate, and relating to or included in Poseida Know-How or that are the subject of one or more Owned Patents have been or will be assigned in writing to Poseida or such Affiliate.

11.2.14 Neither Poseida nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the

Allo-T Cells, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Allo-T Cells, or committed an act, made a statement, or failed to make a statement with respect to the Development of Allo-T Cells that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

11.2.15 Poseida and its Affiliates have conducted, and to Poseida’s knowledge their respective contractors and consultants have conducted, all Development of the Allo-T Cells that they have conducted prior to the Effective Date in material compliance with Applicable Law. Poseida has conducted, and to Poseida’s knowledge its contractors and consultants have conducted, any and all clinical studies related to the Allo-T cells in material compliance with GCP and Applicable Law.

11.2.16 The inventions claimed or covered by the Owned Patents: (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, and (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f).

11.2.17 The Exploitation of the Allo-T Cell that is the subject of the Research Programs, and which is Manufactured using the Manufacturing process transferred by Poseida pursuant to this Agreement, will not infringe any Patent licensed under [***].

11.3 Debarment. Each Party covenants that if, during the Term, it or its Affiliates become aware that any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or a Convicted Individual, or is added to the FDA’s Disqualified/Restricted List, such Party shall cease, and shall ensure that its Affiliates and sublicensees cease, employing or using the services of such Person in connection with activities relating to any Product. For purposes of this provision, the following definitions shall apply:

11.3.1 A “Debarred Individual” is an individual or entity who has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or 21 U.S.C. §335a(b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

11.3.2 An “Excluded Individual” is: (a) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services (as that term is defined by 42 U.S.C. 1320a - 7(f)), or (b) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

11.3.3 A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of

21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

11.3.4 “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices because the FDA has determined that such investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor or the FDA.

11.4 Anti-Corruption. Each Party will, and will ensure that its Affiliates and their respective directors, officers, employees, agents or other persons or entities acting on its behalf will, conduct their activities under this Agreement in compliance with the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any other applicable anticorruption laws, rules or regulations, including ensuring that it has in place adequate procedures to ensure such compliance (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, each Party shall ensure that neither it, nor any of the foregoing Persons, shall offer, pay, promise, solicit or receive, directly or indirectly, any remuneration, benefit or advantage to or from any physician or other health care practitioner, governmental or political official, political party, candidate for public office, hospital, medical insurance company or similar provider organization, customer or other person in order to induce or encourage approval, referrals, purchase, or reimbursement or to obtain any other improper business advantage in violation of any Anti-Corruption Laws.

11.5 Additional Covenants by Poseida.

11.5.1 [***].

11.5.2 [***].

11.5.3 [***].

11.6 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE RESEARCH, DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

ARTICLE 12
INDEMNITY

12.1 Indemnification by Xyphos. Xyphos shall indemnify Poseida, its Affiliates and its and their respective directors, officers, employees, and agents (“Poseida Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) incurred by or rendered against the Poseida Indemnitees arising from or occurring as a result of: [***].

12.2 Indemnification by Poseida. Poseida shall indemnify Xyphos, its Affiliates and its and their respective directors, officers, employees, and agents (the “Xyphos Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any (a) and all Claims incurred by or rendered against Xyphos Indemnitees arising from or occurring as a result of: [***].

12.3 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 12, provided that any delay or failure by the Indemnified Party to give such notice shall not relieve the indemnifying Party of its indemnification obligations under this Agreement, except and only to the extent that the indemnifying Party is actually prejudiced as a result of such failure to give notice. Each Indemnification Claim Notice must contain a description of the Claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses are known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Claims.

12.4 Control of Defense.

12.4.1 In General. At its option and sole expense, the indemnifying Party may assume the control of the defense of any Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice, provided that the indemnifying Party has agreed to be fully responsible for all Losses relating to such Claims to the extent provided in Section 12.1 or Section 12.2, as applicable. Upon assuming the defense of a Claim, the indemnifying Party shall have sole power to control the defense and, subject to Section 12.4.3, settlement of such Claim and sole power to appoint and control the retention of lead counsel for the defense of such Claim. If the indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the indemnifying Party assume the defense of a Claim, except as provided in Section 12.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Claim unless the incurring of those expenses were specifically requested in writing by the indemnifying Party.

12.4.2 Right to Participate in or Control Defense. Without limiting Section 12.4.1, any Indemnified Party shall be entitled to participate in, but subject to Section 12.4.1, not control, the defense of such Claim and to employ counsel of its choice for such purpose; provided, however, that such participation shall be at the Indemnified Party’s own expense unless: (a) the employment and control thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

12.4.3 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that do not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Claims, where the indemnifying Party has assumed the defense of the Claim in accordance with Section 12.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, make any admissions that would adversely affect the Indemnified Party, enter into any settlement or otherwise dispose of such Loss, unless such compromise or settlement involves: (a) any admission of legal wrongdoing by the Indemnified Party, (b) any payment by the Indemnified Party that is not indemnified under this Agreement, or (c) the imposition of any equitable relief against the Indemnified Party (in which case, (a) through (c), the prior written consent of the Indemnified Party shall be required). If the indemnifying Party does not assume and conduct the defense of a Claim as provided in Section 12.4.1, the Indemnified Party may defend against such Claim in accordance with Section 12.4.2; provided that the Indemnified Party shall not settle any Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

12.4.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.4.5 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim shall be reimbursed [***] by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.4.6 Insurance. During the Term, each Party shall maintain, at its expense, commercial general liability insurance in commercially reasonable amounts and with appropriate coverage, including product liability, personal injury, bodily injury, and property damage, for its indemnification obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Notwithstanding the foregoing, Xyphos may meet its obligations under this Section 12.4.6. with respect to such risks by self-insurance and/or through its captive insurance program. For clarity, such insurance will not limit either Party’s obligations or liability (including with respect to its indemnification obligations) hereunder.

12.4.7 Subrogation. All rights an Indemnified Party may have against any Third Party who asserts a Claim that is paid by the indemnifying Party under this ARTICLE 12 shall be subrogated to the indemnifying Party.

12.5 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, OR ENHANCED DAMAGES, INCLUDING LOSS OF ACTUAL OR ANTICIPATED PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE OR OTHERWISE (INCLUDING WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE). [***].

ARTICLE 13

TERM AND TERMINATION

13.1 Term.

13.1.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall expire on a country-by-country and Licensed Product-by-Licensed Product basis upon the date of expiration of the Royalty Term for such Licensed Product and country (such period, the “Term”).

13.1.2 Effect of Expiration of the Term. Following the expiration of the Term with respect to a given Licensed Product and country, the license grant in Section 3.1.1(b) for such Licensed Product and country shall automatically become non-exclusive, fully paid-up, perpetual, irrevocable and royalty-free with the right to grant sublicenses through multiple tiers.

13.2 Termination for Breach.

13.2.1 Material Breach. Subject to the other terms of this Agreement, either Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety or with respect to one or more countries or jurisdictions in the Territory for the material breach of the other Party (the “Breaching Party”) of this Agreement; provided that the Breaching Party has not cured such breach within ninety (90) days after the date of receipt of written notice to the Breaching Party (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the Non-Breaching Party’s intention to terminate this Agreement in its entirety or with respect to one or more countries or jurisdictions in the Territory pursuant to this Section 13.2.1. For clarity, but subject to Section 13.2.2, the Cure Period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party. Any such termination of this Agreement under this Section 13.2.1 shall become effective at the end of the Cure Period. [***].

13.2.2 Disagreement as to Termination Right for Material Breach. Any right to terminate under Section 13.2.1 shall be stayed and the Cure Period tolled in the event that, during any Cure Period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 14.5 with respect to the alleged breach, which stay and tolling shall continue until such Dispute has been resolved in accordance with Section 14.5.

13.3 Other Termination Rights.

13.3.1 Termination for Bankruptcy, Insolvency or Similar Event. If a Party: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for receivership or similar proceeding; (b) is served with an involuntary petition in bankruptcy or insolvency against it, filed in any court or agency pursuant to any statute or regulation of any state or country, and consents to the involuntary bankruptcy or such petition is not dismissed within ninety (90) days after the filing thereof; (c) makes an assignment for the benefit of creditors of substantially all of its assets; (d) appoints or suffers appointment of a receiver or trustee over substantially all of its property; (e) proposes a written agreement of composition, arrangement, readjustment or extension of its debts; (f) files for or is subject to an institution of liquidation or dissolution proceedings; (g) admits in writing its inability to meet its obligations as they fall due in the general course; or (h) becomes subject to a warrant of attachment, execution, or distraint or similar process against substantially all of its property, then, in each case ((a) through (h)), the other Party may terminate this Agreement, effective immediately upon written notice to the other Party. All rights and licenses granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such intellectual property right under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property rights and all embodiments of such intellectual property rights, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within five (5) Business Days of such request; provided that the debtor Party is excused from its obligation to deliver the intellectual property rights to the extent the debtor Party continues to perform all of its obligations under this Agreement and this Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

13.3.2 Additional Termination by Xyphos. Xyphos may terminate this Agreement in its entirety, or on a country-by-country basis or on a Research Program-by-Research Program or Licensed Product-by-Licensed Product basis, for any or no reason, upon [***] prior written notice to Poseida. For the avoidance of doubt, any such termination of any particular country, Research Program or Licensed Product pursuant to this Section 13.3.2 shall not terminate this Agreement in respect of any other country or other Research Programs or Licensed Products.

13.3.3 Termination for Patent Challenge. If Xyphos or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, reexamination, opposition or any similar proceeding, alleging that [***].

13.3.4 Rights in Lieu of Termination. If Xyphos has the right to terminate this Agreement pursuant to Section 13.2.1 due to Poseida’s material breach that is not cured prior to the expiration of the applicable Cure Period, Xyphos may elect, in its sole discretion, in lieu of exercising such termination right for this Agreement to continue in full force and effect subject to this Section 13.3.3, and, upon written notice from Xyphos to Poseida: [***].

13.3.5 Automatic Termination if Licensed Product is not Designated. If a Research Product is not designated as a Licensed Product within [***] after the expiration of the Research Term, or at a later date as the Parties mutually agree in writing, then the Research Plan and this Agreement shall terminate with respect to such Research Product and the applicable Research Program and each Party shall, and shall procure that its Affiliates and any designated Third Parties, cease to use any Know-How of the other Party transferred in relation to such Research Product including under ARTICLE 6 and destroy or return all tangible embodiments (including copies of lab notes, research reports such as synthesis, pre-formulation, physicochemical property and analytical method) thereof.

13.4 Effects of Termination in Entirety. In the event of termination of this Agreement in its entirety, then notwithstanding anything contained in this Agreement to the contrary, upon the effective date of such termination:

13.4.1 [***];

13.4.2 each Party shall return or destroy all Confidential Information of the other Party with respect to the terminated Research Product or terminated Licensed Product being Researched, Developed, Manufactured or Commercialized under this Agreement as required by ARTICLE 10, subject to any rights to retain copies thereof set forth in Section 10.8;

13.4.3 each Party shall destroy or return all materials, including any co-mingled materials, where such materials have been created, generated or modified using the materials of the other Party, including any Allo-T Cells modified to include any Xyphos materials;

13.4.4 Poseida shall submit a final invoice for all Research Costs incurred up to the effective date of termination that would otherwise be reimbursable under Section 8.2 and all non-cancelable commitments not yet incurred that have been budgeted and approved in a Research Plan and which would otherwise fall within Research Costs. Xyphos shall pay all such amounts within [***] of receipt of such invoice.

13.4.5 Xyphos shall wind down at its cost all Clinical Trials being conducted by or on behalf of Xyphos, its Affiliates or Sublicensees as of the effective date of termination; and

13.4.6 Other than in connection with a termination by Xyphos pursuant to Section 13.2.1 or Section 13.3.1, at the written request of Poseida promptly after the effective date of termination of this Agreement but no later than [***] following the effective date of termination, the Parties shall negotiate for a period not to exceed [***] the terms of an agreement under which Xyphos would: (a) grant to Poseida an exclusive or non-exclusive royalty-bearing license to the Product-Specific IP, and (b) transfer and assign, to Poseida or its designee the Regulatory Documentation for the Licensed Products. Xyphos shall have no obligation to negotiate such an agreement if Poseida fails to provide written notice of its request for such negotiation within [***] following the effective date of termination of this Agreement.

13.4.7 except for the amounts incurred prior to the effective date of termination, Xyphos shall have no further payment obligations with respect to the Licensed Product after the effective date of termination.

13.5 Effects of Termination of Partial Territory. If this Agreement is terminated with respect to one or more countries in the Territory (but not in the case of any termination of this Agreement in its entirety), then: [***].

13.6 Effects of Termination of one Research Program or Licensed Product. If this Agreement is terminated with respect to one Research Program (but not the other Research Program) or one or more (but not all) Licensed Products pursuant to Section 13.3.2, then all rights and licenses granted by either Party hereunder with respect to such terminated Research Program or Licensed Product(s), as the case may be, shall immediately terminate and be of no further force and effect, Competing Product shall not longer include or apply to the TAA that the applicable Research Program or Licensed Product, as applicable, was targeted at, and the Parties shall not conduct any further Exploitation of the applicable terminated Research Product(s) or Licensed Product(s) in the Territory; provided that [***], the Parties shall agree to a reasonable wind-down plan with respect to a terminated Research Program or terminated Licensed Product that complies with the ethical and legal obligations of Xyphos.

13.7 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

13.8 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, including any payment obligations of Xyphos arising prior to termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, ARTICLE 1 (to the extent used in the other surviving provisions), Sections 8.5 through 8.12, Sections 8.3 and 8.4 for up to 12 months after termination but solely if and for so long as Xyphos continues to Commercialize Licensed Product in accordance with Section 13.4.1, Section 9.1, Section 9.2 and Section 9.7 (excluding the final sentence), ARTICLE 10 (other than Sections 10.5 and 10.6), Section 11.6, ARTICLE 12, Section 13.4, Section 13.7, this Section 13.8, and ARTICLE 14 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the nonperforming Party, including fires, pandemics, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (“Force Majeure”). The non-performing Party shall notify the other Party of such Force Majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

14.2 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder (collectively an “Assignment”); provided that either Party may make such an Assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. With respect to an Assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted Assignment in violation of this Section 14.2 shall be void and of no effect. All valid Assignments of any rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Xyphos or Poseida, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Poseida, and the obligations of Xyphos, including the payment obligations, shall run in favor of any such successor or permitted assignee of Poseida’s benefits under this Agreement.

14.3 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby: (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

14.4 Governing Law. This Agreement, and all Disputes shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to any conflict of laws principles thereof.

14.5 Dispute Resolution.

14.5.1 The Parties agree to use [***] to resolve any and all disputes, controversies or claims arising out of, related to, or in connection with this Agreement, including either Party’s rights or obligations hereunder or any questions regarding the formation, existence, applicability, validity, enforceability, performance, interpretation, breach or termination hereof (each, a “Dispute”). Except as provided in Section 2.1.5, if, after [***] following receipt of notice by one Party from the other Party of a Dispute (the “Initial Dispute Resolution Period”), the Parties have been unable to resolve the Dispute, then the Parties’ Executive Officers shall review the facts of the Dispute and seek to resolve the Dispute by means of direct discussions. If the Executive Officers cannot reach agreement within [***] after the end of the Initial Dispute Resolution Period with respect to any Dispute that is not an Excluded Claim, such Dispute shall be resolved in accordance with Section 14.5.2.

14.5.2 If the Parties do not resolve a Dispute following the procedure set forth in Section 14.5.1, then either Party shall have the right to submit such Dispute (other than an Excluded Claim) for resolution by binding and confidential arbitration administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules (“AAA Rules”), in effect at the time of arbitration (except as they may be modified herein). Any dispute concerning the propriety of the commencement of arbitration or the scope or applicability of the agreement to arbitrate shall be determined by the arbitrators. The arbitration shall be conducted by an arbitral tribunal of [***] neutral, impartial and independent arbitrators; provided further that: (a) no such arbitrator shall be a current or former employee or director, or current stockholder, of either Party, any of their respective Affiliates or any Sublicensee; and (b) each arbitrator shall have experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries. An arbitrator shall be deemed to meet these qualifications unless a party objects within [***] after the arbitrator is selected. The seat, or legal place, of arbitration shall be New York City, New York. Each Party shall select [***] arbitrator. The [***] Party-selected arbitrators shall select the [***] arbitrator within [***] of the [***] arbitrator’s appointment. If a Party fails to select its arbitrator within [***] after the commencement of arbitration, or if the Party-selected arbitrators cannot agree on the [***] within such [***] period, then such arbitrator shall be appointed by the AAA in accordance with its rules. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. Each Party shall bear its own costs and attorneys’ fees for the arbitration, and the Parties shall equally share the fees, costs, and expenses of the arbitrators and the arbitration proceedings, including costs and expenses of translators for the arbitration proceedings, unless the arbitrators otherwise determine and in such case the arbitral award will so provide. The arbitrators shall have the power to grant any remedy or relief that they deem appropriate, whether provisional or final, including but not limited to conservatory relief and injunctive relief. The arbitral tribunal shall, in rendering an award, apply the substantive law of the State of New York, U.S., without giving effect to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and without giving effect to any of its rules or laws relating to arbitration. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the preceding sentence and Section 14.4 with respect to the applicable substantive law, the agreement to arbitrate and any arbitration conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. The award rendered by the arbitral tribunal shall include a written statement describing the essential findings and conclusions upon which the award is based, including the calculation of any damages awarded, and shall be final, binding and non-appealable (subject only to the Parties’ right to request correction of any errors in computation, clerical or typographical errors, or other errors of a similar nature, and the arbitral tribunal’s right to make any such correction on its own initiative, in each case, in accordance with the AAA Rules). The Parties undertake to carry out such award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce or challenge an award, or as may be required by Applicable Law or applicable Listing Rules, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding anything to the contrary in the foregoing, in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable New York statute of limitations.

14.5.3 Notwithstanding anything herein to the contrary, each Party shall have the right to seek to institute judicial proceedings against the other Party, or anyone acting by, through, or under such other Party, in order to seek interim or provisional relief, including a preliminary injunction or other similar interim equitable relief, concerning a Dispute in any court of competent jurisdiction before or after the initiation of an arbitration as set forth in Section 14.5.2 if necessary to protect the interests of such Party, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. This Section shall be specifically enforceable. Such interim equitable remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available at law or in equity.

14.5.4 As used in this Section 14.5, the term “Excluded Claim” shall mean a Dispute, controversy, or claim that concerns: (a) the validity, enforceability, scope, construction or infringement of a Patent, Trademark, or copyright; or (b) any antitrust, anti-monopoly, or competition law or regulation, whether or not statutory. Any action concerning Excluded Claims may be brought in any court of competent jurisdiction (or, in the case of any Excluded Claim described in the preceding clause (a) with respect to a Patent or Trademark, in the applicable patent and/or trademark office in the jurisdiction in which such Patent or Trademark is filed, issued or registered or otherwise exists), and no Excluded Claim shall be subject to arbitration pursuant to Section 14.5.2.

14.5.5 Each Party shall continue to perform its obligations under this Agreement pending final resolution of any Dispute unless to do so would be impossible or impracticable under the circumstances.

14.6 Notices.

14.6.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if: (a) delivered by hand, (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.6.2 or (c) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.6.1. Such notice shall be deemed to have been given as of the date delivered by hand or on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 14.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.6.2 Address for Notice.

If to Xyphos, to:

Xyphos Biosciences, Inc.

480 Forbes Boulevard

South San Francisco, CA 94080

Attn: Chief Scientific Officer

With a copy to (which will not constitute notice):

Astellas US LLC

2375 Waterview Drive

Northbrook, IL 60062

Attn: General Counsel

If to Poseida, to:

Poseida Therapeutics, Inc.

9390 Towne Centre Drive, Suite 200

San Diego, CA 92121

Attention: CEO and General Counsel

With copies to (which will not constitute notice):

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14.7 Entire Agreement; Amendments. This Agreement and Schedules attached hereto, together with any Exhibits, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto, including the Confidentiality Agreement, are superseded hereby. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.8 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.9 English Language. This Agreement shall be written and executed in, and all reports and other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.10 No Benefit to Third Parties. Except as provided in ARTICLE 12, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.11 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.12 Relationship of the Parties. It is expressly agreed that Poseida, on the one hand, and Xyphos, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither Poseida, on the one hand, nor Xyphos, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.13 Performance by Affiliates. Poseida acknowledges and accepts that Xyphos may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates and Sublicensees. The Affiliates and Sublicensees of Xyphos will have the benefit of all rights (including all licenses and other rights) of Xyphos under this Agreement. Accordingly, in this Agreement “Xyphos” will be interpreted to mean “Xyphos or its Affiliates or Sublicensees” where necessary to give each Affiliate or Sublicensee of Xyphos the benefit of the rights provided to Xyphos in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided, however, that in any event Xyphos will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates and Sublicensees.

14.14 Counterparts; Electronic Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

14.15 References. Unless otherwise specified: (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto, and (d) references in this Agreement to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule, or regulation thereof.

14.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of clauses contained in this Agreement preceding the text of the Sections, subsections, paragraphs and exhibits hereof are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

{Signature Page Follows}

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

POSEIDA THERAPEUTICS, INC.

By: /s/ Kristin Yarema

Name: Kristin Yarema

Title: President and Chief Executive OfficerXYPHOS BIOSCIENCES, INC

By: /s/ Gary Starling

Name: Gary Starling

Title: President, Xyphos

Schedule 1.73

Terms of Existing Upstream License Agreements

[***]

Schedule 1.92

IND-Enabling Data Package Contents

[***]

Schedule 4.2.1
Research Plan

[***]

Schedule 4.3.1 Reserved TAAs

[***]

Schedule 4.3.2 TMEs

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Schedule 10.5

Form of Press Release

Press Release

Astellas and Poseida Therapeutics Enter Into Research
Collaboration and License Agreement to Develop Novel
Allogeneic Cell Therapies in Oncology

- Leverages Poseida’s proprietary allogeneic CAR-T platform to develop innovative
convertibleCAR® programs targeting solid tumors -

TOKYO and SAN DIEGO, April, [date], 2024 - Astellas Pharma Inc. (TSE: 4503, President and CEO: Naoki Okamura, “Astellas”) and Poseida Therapeutics, Inc. (NASDAQ: PSTX, President and CEO: Kristin Yarema, “Poseida”) today announced that Xyphos Biosciences, Inc., (a wholly owned subsidiary of Astellas, “Xyphos”) and Poseida have entered into a research collaboration and license agreement to develop novel convertibleCAR® programs by combining the innovative cell therapy platforms from each of the companies.

Poseida is advancing differentiated cell and gene therapies with the capacity to cure certain cancers and rare diseases. In oncology, its pipeline includes allogeneic CAR-T cell therapy product candidates for both solid and liquid tumors that address patient populations with high unmet medical need. Xyphos utilizes a novel and proprietary ACCELTM technology*' platform that uses its convertibleCAR® (convertible Chimeric Antigen Receptor)*' in combination with proprietary MicAbodies*' to target tumor cells.

Under the terms of the agreement, the companies plan to combine Poseida’s proprietary allogeneic CAR-T platform with Xyphos’ ACCELTM technology to create one Poseida-developed CAR-T construct to form the basis of two convertibleCAR® product candidates targeting solid tumors. Xyphos will reimburse Poseida for costs incurred as part of the research.

agreement and will be responsible for the development and future commercialization of products generated from the collaboration. Poseida will receive US $50 million upfront plus potential development and sales milestones and contingency payments of up to US $550 million in total. Additionally, Poseida is eligible for up to low double digit tiered royalties as a percentage of net sales.

Kristin Yarema, Ph.D., President and CEO of Poseida

“We are excited to expand our relationship with Astellas, where we share a vision that cutting edge, off the shelf cell therapies can address significant unmet needs of patients with solid tumor malignancies. Today’s agreement further reinforces the economic value of Poseida’s highly differentiated non-viral technologies and enables development in areas beyond our core pipeline focus. It also highlights Poseida’s role as the partner of choice in allogeneic CAR-T.”

Adam Pearson, Chief Strategy Officer (CStO) of Astellas

“At Astellas, we have a strong commitment to developing novel treatments for patients with cancer and have positioned Immuno-Oncology as a Primary Focus of our R&D strategy*2. By leveraging our extensive expertise, experience in cancer biology and unique technologies, we are focused on reinvigorating the immune system’s ability to discover, disarm and destroy cancers in more patients. By combining the ACCELTM platform with Poseida’s elegant and cutting-edge genetic editing platforms, we believe the collaboration will bring synergies between the two companies’ breakthrough research and will ultimately lead to expansion of Astellas’ portfolio and to delivery of innovative CAR-T cell therapies to cancer patients.”

In August 2023, Astellas and Poseida Therapeutics announced a strategic investment by Astellas to support Poseida’s commitment to redefining cancer cell therapy.

*1 ACCELTM technology and convertibleCAR®: ACCELTM technology is based on a synthetic biology approach that utilizes the binding of an engineered protein ligand to an orthogonal engineered receptor which forms the extracellular domain of a convertible CAR (chimeric antigen receptor). The convertibleCAR® is targeted to tumor cells with a tumor-associated antigen-specific engineered antibody-like molecule (MicAbody) containing the engineered ligand. For more information, please visit http://www.xyphosinc.com

*2: Astellas has established a Focus Area Approach for its research and development strategy. For more information, please visit our website at Areas of Interest | Astellas Pharma Inc.

About Xyphos Biosciences, Inc., an Astellas Company

Xyphos Biosciences, Inc., located at South San Francisco, Calif., is a wholly owned subsidiary of Astellas featuring ACCELTM technology, a CAR (chimeric antigen receptor) technology platform for immune cell therapies. Xyphos Biosciences was launched in 2017, and the Company was acquired by Astellas Pharma in December of 2019. For more information about the company, please visit www.xyphosinc.com.

About Astellas

Astellas Pharma Inc. is a pharmaceutical company conducting business in more than 70 countries around the world. We are promoting the Focus Area Approach that is designed to identify opportunities for the continuous creation of new drugs to address diseases with high unmet medical needs by focusing on Biology and Modality. Furthermore, we are also looking beyond our foundational Rx focus to create Rx+® healthcare solutions that combine our expertise and knowledge with cutting-edge technology in different fields of external partners. Through these efforts, Astellas stands on the forefront of healthcare change to turn innovative science into VALUE for patients. For more information, please visit our website at https://www.astellas.com/en.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company advancing differentiated cell therapies and genetic medicines with the capacity to cure certain cancers and rare diseases. The Company’s pipeline includes investigational allogeneic CAR-T cell therapies for both solid tumors and hematologic cancers as well as investigational in vivo genetic medicines that address patient populations with high unmet medical need. The Company’s approach is based on its proprietary genetic editing platforms, including its non-viral piggyBac® DNA Delivery System, Cas-CLOVERTM Site-Specific Gene Editing System, Booster Molecule and nanoparticle gene delivery technologies, as well as in-house GMP cell therapy manufacturing. The Company has formed a global strategic collaboration with Roche to unlock the promise of cell therapies for patients with hematologic malignancies. Learn more at www.poseida.com and connect with Poseida on X and LinkedIn.

Cautionary Notes (Astellas)

In this press release, statements made with respect to current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Astellas. These statements are based on management’s current assumptions and beliefs in light of the information currently available to it and involve known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those discussed in the forward-looking statements. Such factors include, but are not limited to: (i) changes in general economic conditions and in laws and regulations, relating to pharmaceutical markets, (ii) currency exchange rate fluctuations, (iii) delays in new product launches, (iv) the inability of Astellas to market existing and new products effectively, (v) the inability of Astellas to continue to effectively research and develop products accepted by customers in highly competitive markets, and (vi) infringements of Astellas’ intellectual property rights by third parties.

Information about pharmaceutical products (including products currently in development) which is included in this press release is not intended to constitute an advertisement or medical advice.

Forward-Looking Statements (Poseida)

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the upfront payment and other potential fees, reimbursements, milestone, and royalty payments and research development activities under the collaboration agreement, the potential benefits of Poseida’s relationship with Astellas and Xyphos; the quotes from Dr. Yarema and Mr. Pearson; the potential capabilities and benefits of Poseida’s technology platforms and product candidates; and Poseida’s plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Poseida’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the fact that the collaboration agreement may be terminated early; the fact that Poseida will have limited control over the efforts and resources that Astellas or Xyphos devote to advancing development programs under the collaboration agreement, and Poseida may not receive the potential fees and payments under the collaboration agreement or fully realize the benefits of the collaboration; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; and the other risks described in Poseida’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Poseida undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

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Contacts for inquiries or additional information:

Astellas Pharma Inc.

Corporate Communications

+81-3-3244-3201

Poseida Investor and Media Relations:

Alex Chapman

Senior Vice President, IR & Corporate Communications

IR@poseida.com

Sarah Thailing

Senior Director, IR & Corporate Communications

PR@poseida.com

Schedule 11.2

Poseida Disclosures

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Schedule 11.2.1
Poseida Patents

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